           ----------------------------------------------------------

                            ASSET PURCHASE AGREEMENT

           ----------------------------------------------------------


                                  BY AND AMONG


                              MERRILL CORPORATION,
                            MERRILL/NEW YORK COMPANY


                                       AND


                      THE CORPORATE PRINTING COMPANY, INC.,
                            CPC COMMUNICATIONS, INC.,
                             CPC REPROGRAPHICS, INC.
               THE CORPORATE PRINTING COMPANY INTERNATIONAL, LTD.,
                        CP INTERNATIONAL HOLDINGS, INC.,
                          CPC MANAGEMENT SERVICES, INC.
                THE CORPORATE PRINTING COMPANY INTERNATIONAL SNC,
              THE CORPORATE PRINTING COMPANY INTERNATIONAL PTE LTD.
                     OAKLAND COMPOSITION LIMITED PARTNERSHIP
                                       AND
                 SHAREHOLDERS OF THE ABOVE AFFILIATED COMPANIES







                           DATED AS OF APRIL 15, 1996

                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE 1 PURCHASE OF ASSETS . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.1  Assets to be Purchased . . . . . . . . . . . . . . . . . . . . . .   1
     1.2  Liabilities Assumed. . . . . . . . . . . . . . . . . . . . . . . .   3
     1.3  Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . .   4
     1.4  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     1.5  Instruments of Transfer to Purchaser . . . . . . . . . . . . . . .  11

ARTICLE 2 REPRESENTATIONS AND WARRANTIES
          OF THE AFFILIATED COMPANIES AND SHAREHOLDERS . . . . . . . . . . .  12
     2.1  Disclosure Schedule. . . . . . . . . . . . . . . . . . . . . . . .  12
     2.2  Corporate Organization . . . . . . . . . . . . . . . . . . . . . .  13
     2.3  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     2.4  Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     2.5  Non-Contravention. . . . . . . . . . . . . . . . . . . . . . . . .  14
     2.6  Consents and Approvals . . . . . . . . . . . . . . . . . . . . . .  15
     2.7  Financial Statements . . . . . . . . . . . . . . . . . . . . . . .  15
     2.8  Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . .  15
     2.9  Absence of Certain Changes . . . . . . . . . . . . . . . . . . . .  16
     2.10 The Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     2.11 Schedules; No Contract Defaults. . . . . . . . . . . . . . . . . .  17
     2.12 Inventories. . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     2.13 Receivables and Payables . . . . . . . . . . . . . . . . . . . . .  19
     2.14 Intellectual Property Rights . . . . . . . . . . . . . . . . . . .  20
     2.15 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     2.16 Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     2.17 Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     2.18 Orders, Commitments and Returns. . . . . . . . . . . . . . . . . .  23
     2.19 Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     2.20 Business Generally . . . . . . . . . . . . . . . . . . . . . . . .  24
     2.21 Compliance with Law; Permits and Other Operating Rights. . . . . .  24
     2.22 Environmental and Safety Matters . . . . . . . . . . . . . . . . .  24
     2.23 Transactions with Certain Persons. . . . . . . . . . . . . . . . .  26
     2.24 Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     2.25 Absence of Certain Business Practices. . . . . . . . . . . . . . .  27
     2.26 Information Concerning Merrill; Knowledge and Experience of
          Affiliated Companies and the Shareholders. . . . . . . . . . . . .  27
     2.27 Customers. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     2.28 Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE 3 REPRESENTATIONS AND WARRANTIES
          OF THE PURCHASER AND MERRILL . . . . . . . . . . . . . . . . . . .  28
     3.1  Corporate Organization . . . . . . . . . . . . . . . . . . . . . .  28
     3.2  Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . .  28

     3.3  Non-Contravention. . . . . . . . . . . . . . . . . . . . . . . . .  28
     3.4  Consents and Approvals . . . . . . . . . . . . . . . . . . . . . .  29
     3.5  No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     3.6  Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     3.7  Litigation.. . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     3.8  Absence of Certain Business Practices. . . . . . . . . . . . . . .  29
     3.9  Disclosure.. . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     3.10 Certain Actions. . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE 4 COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     4.1  Conduct of Business of the Affiliated Companies. . . . . . . . . .  30
     4.2  No Solicitation of Alternate Transaction . . . . . . . . . . . . .  32
     4.3  Full Access to Purchaser . . . . . . . . . . . . . . . . . . . . .  33
     4.4  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . .  33
     4.5  Filings; Removal of Objections; Consents . . . . . . . . . . . . .  34
     4.6  Further Assurances; Cooperation; Notification. . . . . . . . . . .  34
     4.7  Supplements to Disclosure Schedule . . . . . . . . . . . . . . . .  35
     4.8  Public Announcements . . . . . . . . . . . . . . . . . . . . . . .  35
     4.9  Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     4.10 Bulk Transfers . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     4.11 Non-Competition Agreement; Employment Agreement. . . . . . . . . .  36
     4.12 Employee Benefits. . . . . . . . . . . . . . . . . . . . . . . . .  37
     4.13 Directors and Shareholders Authorization; Change of Corporate Name  40
     4.14 Additional Post-Closing Obligations of Affiliated Companies and
          the Shareholders . . . . . . . . . . . . . . . . . . . . . . . . .  40
     4.15 Guarantee by Merrill . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE 5  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

ARTICLE 6  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

ARTICLE 7  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

ARTICLE 8 SURVIVAL AND INDEMNIFICATION . . . . . . . . . . . . . . . . . . .  41
     8.1  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     8.2  Indemnification by Merrill and the Purchaser . . . . . . . . . . .  42
     8.3  Indemnification by Affiliated Companies and the Shareholders . . .  42
     8.4  Basket Amount. . . . . . . . . . . . . . . . . . . . . . . . . . .  43
     8.5  Right of Set-Off . . . . . . . . . . . . . . . . . . . . . . . . .  43
     8.6  Claims for Indemnification . . . . . . . . . . . . . . . . . . . .  43

ARTICLE 9 MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . . .  44
     9.1  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     9.3  Amendment and Modification . . . . . . . . . . . . . . . . . . . .  44
     9.4  Waiver of Compliance; Consents . . . . . . . . . . . . . . . . . .  44
     9.5  No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . .  45
     9.6  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     9.7  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

     9.8  Governing Law; Jurisdiction. . . . . . . . . . . . . . . . . . . .  46
     9.9  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     9.10 Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     9.11 Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . .  46
     9.12 Injunctive Relief. . . . . . . . . . . . . . . . . . . . . . . . .  47
     9.13 Certain Definitions. . . . . . . . . . . . . . . . . . . . . . . .  48
     9.14 Shareholder's Representative.. . . . . . . . . . . . . . . . . . .  48

                                LIST OF EXHIBITS


NAME OF EXHIBIT                                             NUMBER OF EXHIBIT
- ---------------                                             -----------------

Trade and Other Names to be Purchased. . . . . . . . .      Exhibit 1.1(a)

Excluded Assets. . . . . . . . . . . . . . . . . . . .      Exhibit 1.1(b)

Liabilities Undertaking. . . . . . . . . . . . . . . .      Exhibit 1.2

Escrow Agreement . . . . . . . . . . . . . . . . . . .      Exhibit 1.3(b)(ii)

Allocation of Participation Payment
    Among Shareholders . . . . . . . . . . . . . . . .      Exhibit 1.3(c)

Allocation of Purchase Price Among
    the Assets . . . . . . . . . . . . . . . . . . . .      Exhibit 1.3(f)

Bill of Sale . . . . . . . . . . . . . . . . . . . . .      Exhibit 1.5

Indemnification Percentages for Shareholders . . . . .      Exhibit 2

Disclosure Schedule. . . . . . . . . . . . . . . . . .      Exhibit 2.1

Information Required to be Kept Confidential
    By Merrill . . . . . . . . . . . . . . . . . . . .      Exhibit 4.4

Non-Competition Agreement. . . . . . . . . . . . . . .      Exhibit 4.11(a)

Employment Agreement . . . . . . . . . . . . . . . . .      Exhibit 4.11(b)

Opinion of Affiliated Companies Counsel. . . . . . . .      Exhibit 5.7

Opinion of Purchaser Counsel . . . . . . . . . . . . .      Exhibit 6.6

(Omitted from this Agreement, as filed, are the above-referenced exhibits. The Registrant will furnish supplementally a copy of any such omitted exhibits to the Commission upon request.)

                              LIST OF DEFINED TERMS

TERM                                                                        PAGE
- ----                                                                        ----

Acquisition Proposals. . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Affiliated Companies . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Affiliated Organization. . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
American Arbitration Rules . . . . . . . . . . . . . . . . . . . . . . . . .  47
Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Assumed Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Assumed Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Average Stock Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Bad Debt Reserve . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Best Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
Closing Balance Sheet. . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Closing Payment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Consent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Cooney . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Corporate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Corporate Entities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
CP Holdings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
CPC International SNC. . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
CPC International. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
CPC Communications . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
CPC Press Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
CPC Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
CPC Shipping Business. . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Disclose . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Disclosure Schedule. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Dispute. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
Doherty. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Environmental and Occupational Safety and Health Law . . . . . . . . . . . .  26
Environmental Claim. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Environmentally Regulated Materials. . . . . . . . . . . . . . . . . . . . .  26
ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Glick. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Guaranteed Receivables . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Indemnification Percentages. . . . . . . . . . . . . . . . . . . . . . . . .  12
Indemnified Party. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
Indemnifying Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

Intellectual Property Rights . . . . . . . . . . . . . . . . . . . . . . . .  20
Knowledge. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
Latest Unaudited Balance Sheet . . . . . . . . . . . . . . . . . . . . . . .  15
Latest Audited Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . .  15
Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Liabilities Undertaking. . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Liability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Lien . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Material Adverse Effect. . . . . . . . . . . . . . . . . . . . . . . . . . .  48
Mediation Deadline . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
Merrill Acquisition. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Merrill. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Multiemployer Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Non-Competition Agreement. . . . . . . . . . . . . . . . . . . . . . . . . .  36
Notice Date. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Oakland. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Participation Payments . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Partnership Entity . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Permitted Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Proceeding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Purchaser. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Reprographics. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Retained Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Shifrin. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Tax Returns. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Tax. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Tax Return . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Termination Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Transaction Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Transferred Employee . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
WARN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT, dated as of April 15, 1996, is by and among Merrill Corporation, a Minnesota corporation ("MERRILL"), Merrill/New York Company, a Minnesota corporation and wholly owned subsidiary of Merrill (the "PURCHASER"), The Corporate Printing Company, Inc., a New York corporation ("CORPORATE"), CPC Communications, Inc., a New York corporation ("CPC COMMUNICATIONS"), CPC Reprographics, Inc., a New York corporation ("REPROGRAPHICS"), The Corporate Printing Company International, Ltd., a New York corporation ("CPC INTERNATIONAL"), CP International Holdings, Inc., a Delaware corporation ("CP HOLDINGS") CPC Management Services, Inc., a New York corporation ("CPC MANAGEMENT"), The Corporate Printing Company International SNC, a partnership organized under the laws of the Republic of France ("CPC INTERNATIONAL SNC"), The Corporate Printing Company International PTE Ltd., a Singapore corporation ("CPC INTERNATIONAL PTE"), Oakland Composition Limited Partnership, a limited partnership organized under the laws of the State of Maryland ("OAKLAND"), (Corporate, CPC Communications, Reprographics, CPC International, CP Holdings, CPC Management, CPC International SNC, CPC International PTE, and Oakland are collectively referred to in this Agreement as the "AFFILIATED COMPANIES"), George Shifrin ("SHIFRIN"), John Doherty ("DOHERTY"), Joel E. Glick ("GLICK") and Harold A. Cooney ("COONEY")(Shifrin, Doherty, Glick and Cooney are collectively referred to as the "SHAREHOLDERS").

     A. The parties hereto wish to provide for the terms and conditions upon which the Purchaser will acquire substantially all of the assets of the Affiliated Companies.

     B. The parties hereto wish to make certain representations, warranties, covenants and agreements in connection with the purchase of the assets and also to prescribe various conditions to such transaction.

     Accordingly, and in consideration of the representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

                                    ARTICLE 1
                               PURCHASE OF ASSETS

     1.1  ASSETS TO BE PURCHASED.

          (a) Upon the terms and subject to the conditions of this Agreement and except for those assets described in Section 1.1(b), the Affiliated Companies will sell, transfer, convey, assign and deliver to the Purchaser and the Purchaser will purchase (and Merrill will cause the Purchaser to so purchase), as a going concern, from the Affiliated Companies, at the Closing hereunder, all of the business, assets, properties, goodwill and rights of the Affiliated Companies, of every nature, kind and description, tangible and intangible, real, personal or mixed, wheresoever located and whether or not carried or reflected on the books and records of the Affiliated Companies including, without limitation, cash and cash equivalents, real and personal property that is now owned or leased by any of the Affiliated Companies or in which any of the Affiliated Companies has any right or interest; franchises; all right, title and interest in and to the use of any and all of the Affiliated Companies' corporate names and any derivatives or combinations thereof, including, without limitation, those listed in Exhibit 1.1(a) hereto; logos, trademarks, trademark registrations and trademark applications or registrations thereof, including the goodwill associated therewith; the goodwill of the Affiliated Companies' business; copyrights, copyright applications and copyright registrations, patents and patent applications; rights under or pursuant to licenses by or to any of the Affiliated Companies; development and prototype hardware, software, processes, formula, trade secrets, inventories and royalties, including all rights to sue for past infringements; leaseholds and other interests in land, inventory (accumulated costs of jobs and supplies), equipment, machinery, furniture, fixtures, motor vehicles and supplies; cash, money and deposits with financial institutions and others, certificates of deposit, commercial paper, notes, evidences of indebtedness, stocks, bonds and other investments; accounts receivables; prepaid expenses; insurance policies, contracts, purchase orders, customers, lists of customers and suppliers, sales representative agreements, and all favorable business relationships, causes of action, judgments, claims and demands of whatever nature; all credit balances of or inuring to any of the Affiliated Companies under any state unemployment compensation plan or fund; employment contracts; obligations of the present and former officers and employees and of individuals and corporations; rights under joint venture agreements or arrangements; files, papers and records relating to the Affiliated Companies' business and assets; and the assets as reflected on the Latest Unaudited Balance Sheet (as hereinafter defined) and other assets acquired by the Affiliated Companies since the date of the Latest Unaudited Balance Sheet, with only such dispositions of such assets reflected on the Latest Unaudited Balance Sheet (as hereinafter defined) as will have occurred in the ordinary course of the Affiliated Companies' business between the date thereof and the Closing and which are permitted by the terms hereof (the foregoing are sometimes collectively called the "ASSETS").

          (b) Notwithstanding the foregoing, Affiliated Companies will not sell, transfer, convey, assign or deliver to the Purchaser, and the Purchaser will not purchase from the Affiliated Companies, the following assets:

               (i) the consideration delivered to the Affiliated Companies pursuant to this Agreement for the Assets;

               (ii) the minute books, corporate seal and stock records of the Affiliated Companies;

               (iii) shares of the capital stock or other interests representing the ownership of the Affiliated Companies, including shares or other interests held by any of the Affiliated Companies as treasury shares or otherwise;

               (iv)  any assets of any of the Affiliated Companies located in
          (A) its press room at 225 Varick Street, New York, New York, and used therein by employees of the Affiliated Companies represented by Graphic Communications Union Local 51, G.C.I.U.-A.F.L.-C.I.O.-C.L.C. and other employees (the "CPC PRESS BUSINESS") and (B) its shipping department at 225 Varick Street, New York, New York, and used therein by employees of the Affiliated Companies represented by Graphic Communications International Union, Local 119B-Local 43B and other employees (the "CPC SHIPPING BUSINESS"), all of which assets are specifically described on Exhibit 1.1(b) hereto; and

               (v)  the assets specifically described on Exhibit 1.1(b) hereto.

     1.2 LIABILITIES ASSUMED. At the Closing, the Purchaser will assume the liabilities of the Affiliated Companies (the "ASSUMED LIABILITIES") set forth on Exhibit 1.2 (the "LIABILITIES UNDERTAKING") by executing and delivering to the Affiliated Companies and the Shareholders the Liabilities Undertaking. The Affiliated Companies and the Shareholders expressly understand and agree that except for the Assumed Liabilities, the Purchaser and Merrill have not agreed to pay, will not be required to assume and will have no liability or obligation, direct or indirect, absolute or contingent, of any of the Affiliated Companies, any of the Shareholders or any of their respective Affiliates or Associates (as defined herein), which liabilities will, as between the Affiliated Companies and the Shareholders, on the one hand, and the Purchaser and Merrill, on the other hand, remain the sole responsibility of, and will be satisfied by, the Affiliated Companies or the Shareholders (the "RETAINED LIABILITIES"), including without limitation:

          (a)  any debt, liability or obligation arising out of or relating to
     (i) the Union Contracts (as hereinafter defined); (ii) the employment relationships with any of the individuals covered by the Union Contracts, including without limitation, wages or benefits; (iii) the employment relationships with respect to four employees not members of the collective bargaining units who will be employed by the CPC Press Business or the CPC Shipping Business, namely, R. Carpenter, M. Giannavola, I. Isaac and A. Mercato; and (iv) leases on equipment used in the CPC Press Business or the CPC Shipping Business;

          (b) any obligation for Taxes (as hereinafter defined) related to any of the Assets for any Tax period or portion thereof ending on or before the Closing Date (including any tax liability relating to or arising from the transfer of Assets) and any obligation for other Taxes of the Affiliated Companies or any of the Shareholders, except to the extent that the same was expressly assumed by Merrill or the Purchaser pursuant to the terms of the Liabilities Undertaking;

          (c) any debt, liability or obligation, direct or indirect, known or unknown, fixed, contingent or otherwise, based upon or arising from any act, omission, transaction, circumstance, state of facts or other condition occurring or existing on or before the Closing Date and relating to any collective bargaining agreement or any employee benefit plan, policy, practice or agreement to which any of the Affiliated Companies is a party or under which any of the Affiliated Companies' employees or former employees is covered, including without limitation any obligation to contribute to, or any obligation or liability for any withdrawal liability arising in connection with, any Multiemployer Plan (as hereinafter defined) attributable to participation therein by current or former employees of the Affiliated Companies as a result of this Agreement and the transactions contemplated hereby or otherwise or any of the matters described in Sections 2.17 or 2.19 of the Disclosure Schedule; and

          (d) (i) any liability arising out of or related to the events, circumstances or conditions described in Section 2.22 of the Disclosure Schedule; (ii) any liability arising out of or related to the management of wastes, byproducts or spent materials generated by the Affiliated Companies or any subsidiary or former subsidiaries; or (iii) any liability arising out of or related to any pollution or threat to human health or the environment or violation of any Environmental and Occupational Safety and Health Law (as hereinafter defined) that is related in any way to any of the Affiliated Companies' or, to the Knowledge of any of the Shareholders, any previous owner's or operator's management, use, control, ownership or operation of the Assets, any Property (as hereinafter defined) or the business of any of the Affiliated Companies, including without limitation any on-site or off-site activities involving Environmentally Regulated Materials

     (as hereinafter defined), and that occurred, existed, arises out of conditions or circumstances that occurred or existed, or was caused, in whole or in part, on or before the Closing Date, whether or not the pollution or threat to human health or the environment or violation of any Environmental and Occupational Safety and Health Law is described in the Disclosure Schedule; and any Environmental Claim (as hereinafter defined) against any person or entity whose liability for such Environmental Claim any of the Affiliated Companies or any Shareholder has or may have assumed or retained either contractually or by operation of law.

At the Closing, the Affiliated Companies will convey, transfer and assign, and the Purchaser will accept and assume, those contracts, agreements and commitments listed on the Liabilities Undertaking to be assumed by Purchaser (the "ASSUMED CONTRACTS").

     1.3  PURCHASE PRICE.

          (a) The total consideration to be paid by the Purchaser to the Affiliated Companies for the Assets (the "PURCHASE PRICE") will be an amount equal to:

               (i) Twenty-Two Million Six Hundred Thousand Four Hundred Dollars ($22,600,400) LESS, on a dollar-for-dollar basis, (x) the amount, if any, (A) of the aggregate of liabilities of the Affiliated Companies as of January 31, 1996 to (aa) Fleet Bank pursuant to the Second Amended and Restated Credit Agreement dated as of January 31, 1994 between certain of the Affiliated Companies and Fleet Bank, (bb) New York Typographical Union No. 6 (the "Typographical Union") pursuant to the Subordinated Note Agreement dated as of December 29, 1994 by and among certain of the Affiliated Companies and the Typographical Union and the related Junior Secured Subordinated Note payable to the Typographical Union dated December 29, 1994, in the original principal amount of $5,000,000, and (cc) Deferred Income Taxes payable as reflected on the Latest Unaudited Balance Sheet (as hereinafter defined), in excess of (B) Ten Million Dollars ($10,000,000), and (y) the amount, if any, by which (A) the book value of the Assets on the Latest Unaudited Balance Sheet (as hereinafter defined), excluding the book value on such balance sheet of any assets specifically described in Exhibit 1.1(b) hereto, less (B) the Assumed Liabilities shown on the Latest Unaudited Balance Sheet, is less than Thirteen Million Two Hundred Thousand Dollars ($13,200,000);

               LESS (ii)      any adjustment in connection with the collection
          of Guaranteed Receivables pursuant to Section 1.3(e) hereof;

               LESS (iii)     an amount equal to any net loss of the Affiliated
          Companies between January 1, 1996 and the Closing Date, as reflected in the Closing Balance Sheet;

               PLUS (iv)      any Participation Payment, as defined in Section
          1.3(c) hereof;

               PLUS (v)       an amount equal to 11% of the net income of the
          Affiliated Companies which are S corporations from February 1, 1996 to the Closing Date, payable to the Shareholders (85% to Shifrin; 5% to Glick; and 10% to Doherty) five business days after the parties agree on the completed Closing Balance Sheet pursuant to Section 1.3(e) hereto; and

               LESS (vi) closing expenses for the Affiliated Companies' Paris, France and Hong Kong offices.

     In addition, the Purchaser will assume the Assumed Liabilities as of the Closing Date pursuant to the Liabilities Undertaking referred to in Section
     1.2 hereof. The Shareholders hereby acknowledge and agree that the amounts paid to each Affiliated Company are adequate consideration for the purchase of the Assets of each of the Affiliated Companies and represent the fair market value of the Assets of each such entity. Immediately prior to the Closing, Shifrin, Doherty and Glick were the sole direct and indirect shareholders of the Affiliated Companies. Although Cooney is not a direct or indirect shareholder of the Affiliated Companies, pursuant to Section
     4.11 below Cooney has agreed to be a party to, and a "Shareholder" as defined in, this Agreement. Effective as of the Closing, the Affiliated Companies will redeem all of the shares of the Affiliated Companies then owned by Doherty or Glick. Payment of the Purchase Price to the Affiliated Companies will be made to the Shareholders in the manner set forth in this Agreement on behalf of the Affiliated Companies in connection with the redemption of their shares or the liquidation of the Affiliated Companies.

          (b)  At the Closing, the Purchaser will:

               (i) Pay the Affiliated Companies, by wire transfer, immediately available funds of Nineteen Million Six Hundred Thousand Four Hundred Dollars ($19,600,400) (the "CLOSING PAYMENT") to a bank account of the Affiliated Companies pursuant to written instructions of the Affiliated Companies given to the Purchaser at least 48 hours prior to the Closing, in the amounts and to the Affiliated Companies as indicated on Exhibit 1.3(b)(i);

               (ii) Deliver Three Million Dollars ($3,000,000) to First Trust National Association (the "Escrow Agent") pursuant to the terms and conditions of the Escrow Agreement attached hereto as Exhibit 1.3(b)(ii) (the "Escrow Agreement"). The parties hereto intend that the funds held by the Escrow Agent (together with the interest or other income earned thereon) may be used as a nonexclusive means to satisfy the Purchaser's claims under this Agreement, pursuant to and in accordance with Section 8.5. The term of the Escrow Agreement shall be for a period of six months; and

               (iii) Execute and deliver to the Affiliated Companies the Liabilities Undertaking.

          (c) As additional consideration for the acquisition of the Assets by the Purchaser, the Affiliated Companies may be entitled to receive an additional payment from the Purchaser, pursuant to the terms and conditions of this Section 1.3(c).

               (i) At any time during the five-year period beginning on the Closing Date, the Affiliated Companies, acting through the Representative (as hereinafter defined), have the right (the "PUT RIGHT"), in the event of certain increases in the Average Stock Price (as defined below) of the common stock, $.01 par value, of Merrill ("MERRILL COMMON STOCK") referred to in this Section, to cause the Purchaser to make to the Affiliated Companies a cash payment (the "PUT PARTICIPATION PAYMENT"), as set forth on Exhibit 1.3(c) hereto. The amount of any Put Participation Payment to be made pursuant to the exercise of a Put Right will be equal to 800,000 (the "MULTIPLIER") multiplied by the increase after the Closing Date in the Average Stock Price (as hereinafter defined) of Merrill Common Stock from the Base Stock Price (as hereinafter defined) (such an increase is herein defined as a "MERRILL STOCK PRICE INCREASE"); provided, however, that notwithstanding anything in this Agreement to the contrary, in no event will the Put Participation Payment exceed $8,000,000 during the period commencing on the Closing and ending on the third anniversary of the Closing Date; $10,000,000 during the period commencing on the day after the third anniversary of the Closing Date and ending on the fourth anniversary of the Closing Date; and $12,000,000 during the period commencing on the day after the fourth anniversary of the Closing Date and ending on the fifth anniversary of the Closing Date. In case Merrill at any time after the date of this Agreement subdivides the outstanding Merrill Common Stock into a greater number of shares or declares a dividend payable in Merrill Common Stock, the amount of the Multiplier will be proportionately increased and the amount of the Base Price will be proportionately decreased, and conversely, in case the outstanding Merrill Common Stock is combined into a smaller number of shares, the amount of the Multiplier will be proportionately decreased and the amount of the Base Price will be proportionately increased. The Put Right will not be exercisable from and after the date the Purchaser exercises its Call Right pursuant to paragraph (ii) below. In no event will the Representative be permitted to exercise the Put Right after the fifth anniversary of the Closing Date. Notwithstanding the foregoing, in accordance with and subject to the provisions of Sections 8.5, 9.12(c) and 9.12(d) hereof, the Purchaser may set off any amount to which it or Merrill may be entitled under Article 8 (including without limitation the time limits expressed therein) against the Participation Payment.

               (ii) At any time during the five-year period beginning on the Closing Date, the Purchaser has the right (the "CALL RIGHT") to make to the Affiliated Companies a cash payment (the "CALL PARTICIPATION PAYMENT"), in the percentages set forth on Exhibit 1.3(c) hereto, in lieu of making a Put Participation Payment. The amount of any Call Participation Payment to be made pursuant to the exercise of a Call Right will be equal to the amount determined from the table below. From and after the time that the Purchaser exercises its Call Right, the Put Right will cease being exercisable; provided that if the Purchaser fails to make the Call Participation Payment as provided in this Section 1.3(c) (except for any failure to pay pursuant to Section 8.5) the Affiliated Companies' Put Right will be reinstated. The Put Participation Payment and the Call Participation Payment are sometimes referred to herein as the "PARTICIPATION PAYMENTS").

                                                                Call
     Time Period                                       Participation Payment
     -----------                                       ---------------------
     From Closing Date to third anniversary
     of Closing Date                                         $8,000,000

     From the day after the third anniversary
     to fourth anniversary of Closing Date                  $10,000,000

     From the day after the fourth anniversary
     to fifth anniversary of Closing Date                   $12,000,000

          (iii) The Representative of the Affiliated Companies will exercise their Put Right, and the Purchaser will exercise its Call Right, by providing written notice of such exercise to the other party. Within sixty
     (60) days from the dispatch by the Representative of the Put Notice or within sixty (60) days from the dispatch by the Purchaser of the Call Notice, as the case may be, the Purchaser will pay the Affiliated Companies, as set forth on Exhibit 1.3(c) hereof, by wire transfer, either the Put Participation Payment or the Call Participation Payment, as the case may be, in immediately available funds to bank accounts designated by the Representative to the Purchaser pursuant to written instructions received by the Purchaser at least 48 hours prior to such date of payment.

          (iv) In case of any consolidation or merger to which Merrill is a party (other than a merger or consolidation in which Merrill is the continuing corporation and in which Merrill Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, or the securities or other property of another corporation), or in case of any sale or conveyance to another corporation of the property of Merrill as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (other than in connection with a merger or consolidation) (collectively, a "MERRILL ACQUISITION"), the corporation formed by such consolidation or the corporation whose securities, cash or other property will immediately after the merger or consolidation be owned, by virtue of the merger or consolidation, by the holders of Merrill Common Stock immediately prior to the merger or the corporation which shall have acquired such assets or securities of Merrill, as the case may be, shall execute and deliver to the Representative an agreement pursuant to which such corporation will assume all of the rights and obligations of Merrill and the Purchaser pursuant to this Section 1.3(c), except that the Multiplier, the Average Stock Price, the Base Stock Price and the Merrill Stock Price shall be appropriately adjusted to provide for a potential economic benefit to the Affiliated Companies essentially equivalent to that which would be available pursuant to this Section 1.3(c) had such consolidation, merger, sale or conveyance not taken place; provided, however, that if in connection with such a Merrill Acquisition, substantially all shares of Merrill Common Stock outstanding immediately prior to the effectiveness of the Merrill Acquisition are not changed into or exchanged for equity securities of the surviving corporation or the ultimate parent of the surviving corporation ("ACQUISITION SECURITIES"), which Acquisition Securities, immediately following the effectiveness thereof, are listed for trading on the New York Stock Exchange or the American Stock Exchange or are traded on the Nasdaq National

     Market, then prior to the closing of the Merrill Acquisition, the Purchaser will be required to make a Call Participation Payment to the Affiliated Companies in an amount set forth in paragraph (ii) above. Merrill agrees to provide twenty (20) days' advance written notice to the Representative prior to the closing of any Merrill Acquisition.

          (v) Neither the Affiliated Companies nor any Shareholder has taken nor will they take, directly or indirectly, any action designed to or which has constituted, or which might reasonably be expected to cause or result in, manipulation of the price of Merrill Common Stock.

          (vi) For purposes of this Section 1.3(c), the following terms have the following meaning:

                    (1) "AVERAGE STOCK PRICE" means (i) the average of the average between the high and low reported sales prices of one share of Merrill Common Stock on the national over-the-counter market, as reported by the Nasdaq National Market on each of the thirty (30) trading days ending on the third trading day immediately preceding the Notice Date (hereinafter defined) if Merrill Common Stock is listed, admitted to unlisted trading privileges, or reported on any national securities exchange or on the Nasdaq National Market System; or (ii) if Merrill Common Stock is not so listed, admitted to unlisted trading privileges, or reported on any national exchange or on the Nasdaq National Market System, the average reported closing bid price of one share of Merrill Common Stock during the thirty (30) trading days ending on the third trading day immediately preceding the Notice Date, as reported by the Nasdaq System or the National Quotation Bureau, Inc., or a comparable service; or (iii) if Merrill Common Stock is not listed, admitted to unlisted trading privileges, or reported on any national exchange, listed on the Nasdaq National Market System or reported by the Nasdaq System, the National Quotation Bureau, Inc. or a comparable service, such price as the Board of Directors of Merrill determines in good faith in the exercise of its reasonable discretion.

                    (2) "BASE STOCK PRICE" means the average of the high and low reported sales prices of one share of Merrill Common Stock on the national over-the-counter market on April 12, 1996, as reported by the Nasdaq National Market.

                    (3) "NOTICE DATE" means the date of dispatch by the Purchaser of notice of the exercise of the Put Right by the Affiliated Companies, or, in the case of the exercise of the Call Right, on the date of dispatch by the Purchaser of the notice exercising the Purchaser's Call Right.

          (d) For a period of 180 days after the Closing Date, the Purchaser will use its commercially reasonable efforts (which efforts will include consultation with the Representative) to collect the accounts receivable included in the Assets reflected on the Latest Unaudited Balance Sheet (as hereinafter defined) (the "GUARANTEED RECEIVABLES") in accordance with the Affiliated Companies' prior reasonable commercial practices, which efforts will be in addition to the efforts engaged in by the Purchaser to collect any accounts receivable included in the Assets reflected on the Closing Balance Sheet that arose after the date of the Latest Unaudited Balance Sheet. The Purchaser may in its discretion, reasonably exercised, resort to litigation or the use of collection agencies or similar efforts to collect the Guaranteed Receivables; provided, however, that (i) all costs and expenses (including without limitation legal fees and fees charged by collection agencies) in excess of an aggregate of $20,000 incurred by Purchaser in connection with such efforts will be deemed for purposes of this Section 1.3(d) to reduce the amount of any Guaranteed Receivable collected pursuant to such efforts and (ii) the Representative must consent to any legal fees incurred in connection with the collection of any specific Guaranteed Receivables included in the Assets that had been written off prior to the date of the latest Unaudited Balance Sheet and which were not included in the Bad Debt Reserve (as hereinafter defined) (the "WRITTEN-OFF RECEIVABLES"). Any payment made to the Purchaser or any affiliate of the Purchaser by an account debtor with more than one outstanding account receivable will be applied to particular accounts receivable as specified by the account debtor; provided, however, that if such account debtor does not specify to which account receivable the payment is to be applied, the Purchaser will apply such payments to the oldest account receivable of such account debtor and then to the next oldest account receivable of such account debtor until such payment has been fully reflected. The Purchase Price will be reduced by the amount, if any, by which the net amount of the Guaranteed Receivables not collected on or before the 180th day after the Closing Date exceeds the Bad Debt Reserve (as hereinafter defined) (such excess is hereinafter referred to as the "GUARANTEED RECEIVABLES SHORTFALL"); provided, however, that notwithstanding the existence of a Guaranteed Receivables Shortfall, the Purchase Price will not be reduced pursuant to this Section 1.3(e) to the extent that such Guaranteed Receivables Shortfall is less than an amount equal to: (i) the amount, if any, by which (A) the book value of the Assets on the Latest Unaudited Balance Sheet (as hereinafter defined), excluding the book value on such balance sheet of any assets specifically described on Exhibit 1.1(b) hereto, less (B) the Assumed Liabilities shown on the Latest Unaudited Balance Sheet, exceeds Thirteen Million Two Hundred Thousand Dollars ($13,200,000); plus (ii) the net amount of any Written-Off Receivable collected by the Purchaser on or before the 180th day after the Closing Date. For purposes of this Agreement, the term "BAD DEBT RESERVE" means the Affiliated Companies' reserve for bad debts and reserve for allowances as of the date of the Latest Unaudited Balance Sheet, determined in a manner consistent with the prior practices of the Affiliated Companies reflected in the Latest Audited Balance Sheet. The Purchaser will have the right to obtain an amount equal to the reduction in the Purchase Price as calculated pursuant to this Section 1.3(d) from the funds held by the Escrow Agent in accordance with the terms of the Escrow Agreement and
     Section 8.5 hereof, to the extent that at the time any such reduction is determined the amount of such reduction is less than or equal to the amount then held by the Escrow Agent under the Escrow Agreement as to which there are not then outstanding claims made by Merrill or the Purchaser. In any other event, the Purchaser will have the right to obtain the amount of such reduction from either the funds held by the Escrow Agent or directly from the Affiliated Companies, in either case in accordance with the terms of
     Section 8.5 hereof.

          (e) The Affiliated Companies will prepare and deliver to the Purchaser a balance sheet for each of the Affiliated Companies as of the beginning of business (and reflecting the completion of the transactions pursuant to this Agreement) on April 15, 1996 (the "CLOSING BALANCE SHEET"), which Closing Balance Sheet will be delivered in preliminary form to the Purchaser on or before May 7, 1996 and in completed form to the Purchaser on or before June 17, 1996. The Closing Balance Sheet will be unaudited and will be prepared from the books and records of the Affiliated Companies in accordance with generally accepted accounting principles and applied consistently with the principles, practices and procedures used in the preparation of the Latest Audited Balance Sheet. All inventory and supplies reflected on the Closing Balance Sheet shall be so reflected on the basis of a complete physical count taken beginning April 13, 1996 and shall be valued at the lower of cost or market in accordance with prior practices of the Affiliated Companies as reflected in the Latest Audited Balance Sheet. Representatives of both the Affiliated Companies and the Purchaser shall have the right to participate in the taking of such physical inventory and the valuation thereof. The Affiliated Companies, the Shareholders and the Purchaser will provide each other with full cooperation in connection with the preparation of the Closing Balance Sheet (provided that normal operations of business of the Purchaser and Merrill are not interfered with). Within 10 days after receipt of the Closing Balance Sheet, the Purchaser will notify the Representative if it disagrees with any of the amounts included in the Closing Balance Sheet. If such notice is not given, the Closing Balance Sheet will be final and conclusive for all purposes. If the parties are unable between themselves to resolve the differences within 10 days of the receipt of the Closing Balance Sheet, they will resolve their differences pursuant to Sections 9.12(c) and (d) below.

          (f) The Purchase Price will be allocated among the Assets in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "CODE"). In making such allocation, the allocations set forth in Exhibit 1.3(f) attached hereto will apply, which exhibit will be completed based on the amounts shown in the Closing Balance Sheet. In preparing Exhibit 1.3(f), the Purchaser and the Shareholders will negotiate in good faith the values of the Assets and the resulting allocation of the Purchase Price among the various Assets; it being understood that such determination will be binding on the Purchaser and the Shareholders only for the purposes of U.S. Federal, state and local taxation. The Shareholders and the Purchaser will file all Tax Returns and tax reports (including IRS Form 8594) in accordance with and based upon such allocation and will take no position in any Tax Return, tax proceeding or tax audit which is inconsistent with such allocation.

     1.4 CLOSING. Unless this Agreement has been terminated and the transactions contemplated have been abandoned pursuant to Article 7 hereof, a closing (the "CLOSING") will be held on April 15, 1996 at 7:00 a.m., Minneapolis, Minnesota local time or at such other time as the parties may agree upon (the "CLOSING DATE"); provided, however, that if any of the conditions provided for in Articles 5 and 6 hereof have not been satisfied or waived by such date, then the party to this Agreement which is unable to satisfy such condition or conditions, despite the best efforts of such party, will be entitled to postpone the Closing by notice to the other parties until such condition or conditions will have been satisfied (which such notifying party will seek to cause to happen at the earliest practicable date) or waived, but in no event will the Closing occur later than June 1, 1996 (the "TERMINATION DATE"). The parties will use their best efforts to complete the Closing by April 15, 1996. The Closing will be held at such place as the parties may agree, at such time as the parties may agree, at which time and place the documents and instruments necessary or appropriate to effect the transactions contemplated herein will be exchanged by the parties.

     1.5  INSTRUMENTS OF TRANSFER TO PURCHASER.

          (a)  At the Closing, the Affiliated Companies will deliver to the
Purchaser:

               (i) such bills of sale, endorsements, assignments, deeds and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to the Purchaser and its counsel, as will be required to vest in the Purchaser title to the Assets, including without limitation:

                    (A) an assignment of all of the Affiliated Companies' bank accounts in form and substance satisfactory to the Purchaser;

                    (B) general bills of sale executed by each of the Affiliated Companies vesting in the Purchaser good and marketable title to all of the Assets in the form attached as Exhibit 1.5 hereof;

                    (C) appropriate endorsements and assignments of the contracts, licenses, agreements, permits, plans, commitments and other binding arrangements included in the Assets; and

                    (D) specific bills of sale, endorsements and assignments transferring to Purchaser the Intellectual Property Rights (as hereinafter defined).

               (ii) all data relating to the assets, property, goodwill and business included in any of the Affiliated Companies' business.

          (b) The Affiliated Companies will deliver to the Purchaser, as promptly as practicable after the Closing, but in any event within 10 days for Affiliated Companies organized in the United States and 30 days for Affiliated Companies organized outside of the United States, written evidence reasonably satisfactory to the Purchaser that the Affiliated Companies' names, other than Oakland, have been changed.

Simultaneously with such delivery, the Affiliated Companies will take all actions necessary to put the Purchaser in actual possession and operating control of the Assets.

     1.6 CERTAIN LIABILITIES. Notwithstanding anything in this Agreement to the contrary, the Affiliated Companies and the Shareholders will not be required to indemnify Merrill or the Purchaser, or otherwise have liability to Merrill or the Purchaser under this Agreement, with respect to:

          (a) any claim by any current or former employee of the Affiliated Companies, or the bargaining representative of any such current or former employee, that (i) Merrill or the Purchaser is a "successor" to the Affiliated Companies under the provisions of the Labor Management Relations Act, 29 U.S.C. Section 141, et seq., or (ii) any claim that the Closing of the transactions contemplated by this Agreement in and of itself constitutes a breach of, or default, under (A) the Shop Rules and Wage Scales Contract between C.P.C. Reprographics Financial Print Division and Graphic Communications Union Local 51 G.C.I.U.-A.F.L.-C.I.O.-C.L.C., effective on March 3, 1995, (B) the Shop Rules and Wage Scales Contract for Book and Job Offices between Graphic Communications International Union Local 119B-43B, New York and

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

     Corporate Printing Co., Inc. and CPC Reprographics, Inc.-Financial Printing Division, effective on March 3, 1995, (C) the Shop Rules and Wage Scales Contract for Offset Lithography, Xerography and Binding between C.P.C. Reprographics, Inc. and Graphic Communications Union Local 51 G.C.I.U.- A.F.L.-C.I.O.-C.L.C., dated as of March 15, 1995, or (D) the Master Agreement between The Corporate Printing Co., Inc. and Paper Products and Miscellaneous Drivers, Warehousemen, Helpers and Messengers Local 27, affiliated with International Brotherhood of Teamsters, AFL-CIO, effective on October 1, 1994 (the "UNION CONTRACTS");

          (b) any claim that Merrill or the Purchaser has assumed sponsorship of or maintains The Corporate Printing Company, Inc. 401(K) Plan as a result of the transactions contemplated by this Agreement; or

          (c) any liability related to or arising from any asbestos found in the pipe insulation on the eleventh floor located at the corporate headquarters at 225 Varick Street, New York, NY;

provided, however, that nothing contained in this Section 1.6 relieves the Affiliated Companies, the Shareholders or any other person of any obligations or duties it may have arising under or in connection with the Union Contracts or Benefit Plans or limits the right of Merrill and the Purchaser to be indemnified as provided in this Agreement. By agreeing to the foregoing neither Merrill nor the Purchaser makes any admission of any liability, or waives any defenses, in connection with any claim brought by any third party relating to any of the foregoing matters.

                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES
                  OF THE AFFILIATED COMPANIES AND SHAREHOLDERS

     The Affiliated Companies, jointly and severally, and the Shareholders, on a several basis in accordance with the percentage shares identified on Exhibit 2 hereto (the "INDEMNIFICATION PERCENTAGES"), hereby represent and warrant to the Purchaser and Merrill as of the date hereof as follows:

     2.1 DISCLOSURE SCHEDULE. The disclosure schedule attached as Exhibit 2.1 hereto, which will be delivered to Merrill and the Purchaser at least 48 hours prior to execution of this Agreement (the "DISCLOSURE SCHEDULE"), is divided into sections which correspond to the sections of this Article 2. The Disclosure
Schedule is true, accurate and complete in all material respects. Nothing in the Disclosure Schedule will be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the facts in reasonable detail in the context of the representation or warranty to which such exception relates. Disclosures in any subsection of the Disclosure Schedule will not constitute disclosure for purposes of any other subsection and other section of this Agreement or any exhibit to or other writing which is designated herein as being part of this Agreement, unless expressly so stated.

     2.2  CORPORATE ORGANIZATION.

          (a) Each of Corporate, CPC Communications, Reprographics, CPC International, CP Holdings, CPC International, PTE and CPC Management (collectively the "CORPORATE ENTITIES") is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation, has the full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate their properties and assets;

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

     except as set forth in the Disclosure Schedule, is duly qualified or licensed to do business as foreign corporations in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of the business requires such qualification or licensing; and has heretofore delivered to the Purchaser and Merrill complete and correct copies of its articles of incorporation and bylaws, as presently in effect. The Disclosure Schedule contains a list of all jurisdictions in which the Corporate Entities are qualified or licensed to do business. Except as provided in the Disclosure Schedule, none of the Affiliated Companies owns (and has not at any time during the preceding five (5) years owned) of record or beneficially more than five percent (5%) of the outstanding equity securities having ordinary voting rights or power of any corporation or partnership or other legal entity.

          (b) CPC International SNC (the "PARTNERSHIP ENTITY") is a partnership in good standing and organized under the laws of its jurisdiction of organization and has the full power and authority to carry on its businesses as it is now being conducted and to own, lease and operate its properties and assets; except as set forth in the Disclosure Schedule, is duly qualified or licensed to do business in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing; and has heretofore delivered to the Purchaser and Merrill complete and correct copies of its partnership agreement and other charter documents, as presently in effect.

          (c) Oakland is a limited partnership, in good standing and organized under the laws of the State of Maryland and has the full power and authority to carry on its businesses as it is now being conducted and to own, lease and operate its properties and assets; except as set forth in the Disclosure Schedule, is duly qualified or licensed to do business as a foreign limited partnership in good standing in every jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing, and has heretofore delivered to the Purchaser and Merrill complete and correct copies of its partnership agreement and its certificate of limited partnership, as presently in effect.

     2.3 CAPITALIZATION. The authorized capital stock of the Corporate Entities are set forth on the Disclosure Schedule. The number of shares of capital stock of the Corporate Entities outstanding as of the date of this Agreement are set forth on the Disclosure Schedule. All issued and outstanding shares of capital stock of the Corporate Entities are duly authorized, validly issued, fully paid and non-assessable. All equity interests of the Partnership Entity and Oakland are set forth on the Disclosure Schedule. Except as set forth on the Disclosure Schedule, all shares of capital stock of the Corporate Entities and all equity interests in the Partnership Entity and Oakland are owned by the Shareholders free and clear of any lien, security interest, pledge, charge, claim, option, right to acquire, restriction on transfer or encumbrance of any nature whatsoever.

     2.4 AUTHORIZATION. The Affiliated Companies have full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The Shareholders, and each of them, have the legal capacity to enter into this Agreement and to carry out the transactions contemplated herein, including without limitation the legal capacity to execute, deliver and perform the agreements or contracts, if any, required by Article 5 to be executed and delivered by any of them as a condition to the Closing. The Board of Directors of the Corporate Entities and the Shareholders have taken all action required by law, the Corporate Entities' articles of incorporation and bylaws, the Partnership Entity and Oakland's partnership agreements and otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by the Affiliated Companies and no other action is necessary. This Agreement has been duly and validly executed by the Shareholders. This Agreement is the valid and binding legal obligation of the Affiliated Companies and of the Shareholders, enforceable against the Affiliated Companies and the Shareholders in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of applicability relating to or affecting creditors' rights and general principles of equity.

     2.5 NON-CONTRAVENTION. Except as set forth in the Disclosure Schedule, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate or be in conflict with any provision of the articles of incorporation or bylaws of the Corporate Entities or the partnership agreements or other charter documents of the Partnership Entity and Oakland; or (ii)(1) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any Assumed Contract or any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which any Affiliated Company is a party or by which the Affiliated Companies or any of the Assets is or may be bound (unless with respect to which defaults or other rights, requisite waivers or consents will have been obtained at or prior to the Closing) or (2) result in the creation or imposition of any mortgage, pledge, lien, security interest, encumbrance, restriction, adverse claim or charge of any kind, upon the Assets, under any Assumed Contract or any debt, obligation, contract, agreement or commitment to which any of the Affiliated Companies is a party or by which the Affiliated Companies or any of the Assets is or may be bound; or (iii) violate any statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters (sometimes hereinafter separately referred to as a "LAW" and sometimes collectively as "LAWS") of any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (hereinafter sometimes separately referred to as an "AUTHORITY" and sometimes collectively as "AUTHORITIES"). Except as set forth on the Disclosure Schedule, neither the execution, delivery and performance of the Non-Competition Agreement or Employment Agreement to be executed and delivered pursuant to Section 4.11 hereof, or the consummation of the transactions contemplated thereby, will conflict with, or, with or without the giving of notice or passage of time, result in any breach of the terms, conditions or provisions of, or constitute a default under any contract or other instrument which the Shareholders executing such agreements are a party.

     2.6 CONSENTS AND APPROVALS. Except for filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") or otherwise as set forth in the Disclosure Schedule, with respect to the Affiliated Companies and each Shareholder, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with (hereinafter sometimes separately referred to as a "CONSENT" and sometimes collectively as "CONSENTS") any individual or entity, including without limitation any Authority, is required in connection with the execution, delivery or performance of this Agreement by the Affiliated Companies or any Shareholder or the consummation by the Affiliated Companies or any Shareholder of the transactions contemplated herein.

     2.7 FINANCIAL STATEMENTS. The Disclosure Schedule contains true and complete copies of (a) the combined and consolidated audited balance sheets of the Affiliated Companies as of December 31, 1995, 1994 and 1993, and the related statements of operations (or income or loss), changes in shareholders' equity and changes in cash flow for each of the respective fiscal years then ended, and the report thereon of Mirsky, Furst & Peretz, P.A., independent certified public accountants; and (b) combined and consolidated unaudited balance sheets of the Affiliated Companies as of January 31, 1996 and October 31, 1995. The audited balance sheet as of December 31, 1995, including the notes thereto, is referred to herein as the "LATEST AUDITED BALANCE SHEET." The unaudited balance sheet as of January 31, 1996 is referred to herein as the "LATEST UNAUDITED BALANCE SHEET." Except as disclosed in Section 2.7 in the Disclosure Schedule and in the foregoing financial statements, the foregoing financial statements (x) are in accordance with the books and records of the Affiliated Companies and have been prepared in conformity with generally accepted accounting principles ("GAAP") consistently applied for all periods, and (y) fairly present the financial position of the Affiliated Companies as of the respective dates thereof, and the results of operations (or income or loss), changes in shareholders' equity and changes in cash flow for the periods then ended, all in accordance with GAAP consistently applied for all periods (except, with respect to the unaudited financial statements, for the absence of notes which, if presented, would not be inconsistent with those included in the Latest Audited Balance Sheet). Neither the Latest Audited Balance Sheet, the Latest Unaudited Balance Sheet nor the Closing Balance Sheet reflect any capitalized leases.

     2.8 ABSENCE OF UNDISCLOSED LIABILITIES. The Affiliated Companies do not have any liabilities, obligations or claims of any kind whatsoever, which are required to be set forth in financial statements prepared in accordance with GAAP whether secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, direct or indirect, contingent or otherwise and whether due or to become due (referred to herein individually as a "LIABILITY" and collectively as "LIABILITIES"), other than: (a) Assumed Liabilities; (b) Liabilities that are reserved for or disclosed in the Latest Unaudited Balance Sheet; (c) Liabilities that are set forth on the Disclosure Schedule; (d) Liabilities incurred by the Affiliated Companies in the ordinary course of business after the date of the Latest Unaudited Balance Sheet (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of
Law); or (e) Liabilities for express executory obligations to be performed after the Closing under the contracts described in Exhibit 1.2 hereto (other than any express executory obligations that might arise due to any default or other failure of performance by the Affiliated Companies prior to the Closing Date). For purposes of this Section 2.8, Liabilities shall not include Taxes.

     2.9 ABSENCE OF CERTAIN CHANGES. Except as set forth in the Disclosure Schedule, since December 31, 1995, the Affiliated Companies have owned and operated their assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the aforesaid exceptions: (a) the Affiliated Companies have not experienced any change which has had a Material Adverse Effect on the Affiliated Companies or experienced any event or failed to take any action which reasonably could be expected to result in a Material Adverse Effect on the Affiliated Companies; (b) the Affiliated Companies have not suffered (i) any material loss, damage, destruction of properties or Assets or other casualty to properties or Assets (whether or not covered by insurance) or
(ii) any loss of officers or employees or, to the Knowledge of the Shareholders, dealers, distributors, independent contractors, customers or suppliers, which had or may reasonably be expected to result in a Material Adverse Effect on the Affiliated Companies; and (c) no event has taken place which if consummated following the date hereof would constitute a violation of Section 4.1 hereof.

     2.10 THE ASSETS.

          (a) Except as set forth in the Disclosure Schedule, the Affiliated Companies have good title to, or in the case of leased Assets or any licensed Intellectual Property Rights (as hereinafter defined), other right to use, all of the Assets, free and clear of any mortgage, pledge, lien, security interest, conditional or installment sales agreement, encumbrance, claim, easement, right-of-way, tenancy, covenant, encroachment, restriction or charge of any kind or nature (whether or not of record) (herein called a "LIEN"), except the following (herein called "PERMITTED LIENS"): (i) liens securing specified liabilities or obligations of the Affiliated Companies shown on the Latest Audited Balance Sheet with respect to which no breach, violation or default exists; (ii) mechanics', carriers', workers' and other similar liens arising in the ordinary course of business of the Affiliated Companies; and (iii) liens for current Taxes of the Affiliated Companies not yet due and payable or being contested in good faith by appropriate proceedings.

          (b) The Affiliated Companies have full right and power to, and at the Closing will, deliver to Purchaser good title to, or in the case of leased Assets or any licensed Intellectual Property Rights, other right to use, all of the Assets, free and clear of any Lien (except as set forth in the Disclosure Schedule and for Permitted Liens).

          (c) Except as set forth in the Disclosure Schedule, the machinery, equipment, vehicles and other personal property of the Affiliated Companies included in the Assets are in good operating condition and repair, ordinary wear and tear excepted, and fit for the intended purposes thereof.

          (d) The Assets constitute substantially all of the property and assets, real, personal and mixed, tangible and intangible, presently used to carry on the business of the Affiliated Companies, and the Assets are adequate to carry on the business of the Affiliated Companies as presently conducted.

          (e) Except as set forth in the Disclosure Schedule, upon the Closing of the transactions contemplated by this Agreement, no Shareholder will have any claim against any of the Assets, the Purchaser or Merrill as a result of any buy-sell, tax sharing or other similar agreement among the Shareholders.

          (f) The Affiliated Companies own no real properties. The Affiliated Companies (other than the Partnership Entity and CPC International PTE) are not foreign persons and are not controlled by a foreign person, as the term foreign person is defined in Section 1445(f)(3) of the Code. Neither the Partnership Entity nor CPC International PTE hold any "United States real property interests" as such phrase is defined in Section 897(c) of the Code.

     2.11 SCHEDULES; NO CONTRACT DEFAULTS. The Disclosure Schedule contains an accurate and complete list and brief description of:

          (a) All real property owned by the Affiliated Companies included in the Assets or in which any of the Affiliated Companies has a leasehold or other interest and which is included in the Assets. The Affiliated Companies have provided the Purchaser with either a copy of or a description of each lease, sublease, license, or any other instrument under which the Affiliated Companies claim or hold such leasehold or other interest or right to the use thereof or pursuant to which the Affiliated Companies have assigned, sublet or granted any rights therein, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

          (b) All machinery, tools, equipment, motor vehicles, rolling stock and other tangible personal property (other than inventory and supplies), owned, leased or used by any of the Affiliated Companies and included in the Assets, except for items having a cost of less than $5,000. The Affiliated Companies have provided the Purchaser with either a copy of or a summary description of all leases, liens, claims, encumbrances, charges, restrictions, covenants and conditions relating thereto, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

          (c) All patents, patent applications, patent licenses, trademarks, trademark registrations, and applications therefor, service marks, service names, trade names, copyrights and copyright registrations, and applications therefor, and any other documents embodying Intellectual Property Rights (as hereinafter defined), wholly or partially owned or held by any of the Affiliated Companies.

          (d) All contracts, agreements, commitments or licenses relating to Intellectual Property Rights to which any of the Affiliated Companies is a party or by which it is bound.

          (e) As of January 31, 1996, all of the receivables of the Affiliated Companies included in the Assets (which will include accounts receivable, loans receivable and any advances).

          (f)  All Assumed Contracts.

          (g) All policies of fire and other casualty, general liability, theft, life, workers' compensation, health, directors and officers, business interruption, life insurance and other forms of insurance owned or held by any of the Affiliated Companies (including any self-insurance arrangements), specifying the insurer, the policy number, the risk insured against, the term of the coverage, the limits of coverage, the deductible amount (if any), the premium rate, a description of any retroactive premium adjustments or other material loss-sharing arrangements, the date through which coverage will continue by virtue of premiums already paid and, in the case of any "claims made" coverage, the same information as to predecessor policies for the previous five years. All present policies are in full force and effect and all premiums with respect thereto have been paid. No event has occurred which, with notice or lapse of time, would constitute a breach or default, or permit termination, modification or acceleration, under any policy. None of the Affiliated Companies has been denied any form of insurance and no policy of insurance has been revoked or rescinded during the past five years, except as described on the Disclosure Schedule.

          (h) All contracts, agreements and commitments, whether or not fully performed, in respect of the issuance, sale or transfer of the capital stock, bonds or other securities of the Affiliated Companies or pursuant to which any of the Affiliated Companies has acquired any substantial portion of its business or assets during the past three years.

          (i) All collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee stock options or stock purchase plans and group life, health and accident insurance other employee benefit plans, agreements, arrangements or commitments, whether or not legally binding, including, without limitation, holiday, vacation, Christmas and other bonus practices, to which any of the Affiliated Companies is a party or is bound or which relate to the operation of the Affiliated Companies' business.

          (j) All contracts, commitments, agreements and arrangements with any "disqualified individual" (as defined in Section 280G(c) of the Code) which contains any severance or termination pay liabilities which would result in a disallowance of the deduction for any "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) under Section 280G of the Code.

          (k) The names and current annual salary rates of all employees of and consultants to the Affiliated Companies, showing separately for each such person the amounts paid or payable as salary, bonus payments and any indirect compensation for the year ended December 31, 1995.

          (l) The names of all of the directors and officers of each Corporate Entity and the partners of each of the Partnership Entity and Oakland; the names of all financial institutions, investment banking and brokerage houses, and other similar institutions at which any of the Affiliated Companies maintain accounts, deposits, safe deposit boxes of any nature.

     The Assumed Contracts and all other contracts, agreements, leases, licenses and commitments required to be listed on the Disclosure Schedule (other than those which have been fully performed), are valid and binding, enforceable in accordance with their respective terms in all material respects, except as enforcement might be limited by bankruptcy and other laws related to creditors' rights and principles of equity, and are in full force and effect. Except as otherwise specified in the Disclosure Schedule, the Assumed Contracts are validly assignable to the Purchaser without the consent of any other party so that, after the assignment thereof to the Purchaser pursuant hereto, the Purchaser will be entitled to the full benefits thereof. Except as disclosed in the Disclosure Schedule, none of the payments required to be made under any Assumed Contract has been prepaid more than 30 days prior to the due date of such payment thereunder. Except as set forth in the Disclosure Schedule, none of the Affiliated Companies is in material breach, violation or default, however defined, in the performance of any of its obligations under any Assumed Contract or any other contract, agreement, lease, license or commitment required to be listed on the Disclosure Schedule, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a material breach, violation or default thereunder or thereof; and to the Knowledge of the Shareholders no other parties thereto are in material breach, violation or default, however defined, thereunder or thereof. To the Knowledge of the Shareholders, none of the Assumed Contracts is, either when considered singly or in the aggregate with others, materially adverse, unduly burdensome, or onerous to the Affiliated Companies' business, properties, assets, earnings or prospects or likely, either before or after the Closing, to result in any material loss or liability. Except as set forth in the Disclosure Schedule, none of the Assumed Contracts is subject to renegotiation with any government body. True and complete copies of all of the Assumed Contracts (together with any and all amendments thereto) have been delivered to the Purchaser and identified with a reference to this Section of this Agreement. The only equipment covered by the Master Equipment Lease Agreement No. 30888 between Fleet Credit Corporation and Corporate, Reprographics and CPC Management are two printing presses retained by the Affiliated Companies as part of the CPC Press Business.

     2.12 INVENTORIES. Except as set forth in the Disclosure Schedule, all accumulated costs on jobs in progress as of the date of the Latest Unaudited Balance Sheet are, and as of the Closing Date will be, valued at the lower of cost or market. Except as set forth on the Disclosure Schedule, all supplies of the Affiliated Companies (including without limitation paper, ink and chemicals): (i) are of a quality and quantity usable in the ordinary course of business, and the present quantities of supplies of the Affiliated Companies are reasonable in the present circumstances of the businesses as currently conducted by the Affiliated Companies; and (ii) meet in the aggregate the stricter of industry or Affiliated Companies' specifications applicable to such supplies.

     2.13 RECEIVABLES AND PAYABLES.

          (a) Except as set forth on the Disclosure Schedule, (i) the Affiliated Companies have good right, title and interest in and to all their accounts and notes receivable and trade notes and trade accounts constituting the Assets; (ii) none of the accounts and notes receivable and trade notes and trade accounts is subject to any Lien; (iii) all of the accounts and notes receivable and trade notes and trade accounts owing to the Affiliated Companies constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and, other than routine negotiations concerning receivables invoiced after the Latest Unaudited Balance Sheet, there are no claims, refusals to pay or other rights of set-off against any thereof Known to the Shareholders; and (iv) the aging schedule of the accounts and notes receivable and trade notes and trade accounts of the Affiliated Companies previously furnished to Purchaser is complete and accurate to the date thereof in all material respects; and

          (b) All accounts payable and notes payable by the Affiliated Companies arose in bona fide transactions in the ordinary course of business.

     2.14 INTELLECTUAL PROPERTY RIGHTS. The Affiliated Companies own or have the unrestricted right to use, and the Disclosure Schedule contains a detailed listing of, all patents, patent applications, patent rights, registered and unregistered trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, computer programs and other computer software, inventions, know-how, trade secrets, technology, proprietary processes, trade dress and formulae (collectively, "INTELLECTUAL PROPERTY RIGHTS") used in connection with the Assets and business being purchased hereunder. Except as set forth on the Disclosure Schedule, the use of all Intellectual Property Rights necessary or required for the conduct of the business of the Affiliated Companies as presently conducted and as proposed to be conducted does not and will not infringe or violate in any material respect the Intellectual Property Rights of any person or entity. Except as described on the Disclosure Schedule: (i) the Affiliated Companies do not own or use any Intellectual Property Rights pursuant to any written license agreement; (ii) the Affiliated Companies have not granted any person or entity any rights, pursuant to a written license agreement or otherwise, to use the Intellectual Property Rights; and (iii) all of said Intellectual Property Rights of the Affiliated Companies are free and clear of all Liens.

     2.15 LITIGATION. Except as set forth in the Disclosure Schedule, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind (including without limitation a proceeding, suit, claim or action, or an investigation, review or audit, involving any environmental Law or matter), judgment, decree, decision, injunction, writ or order pending, noticed, scheduled or, to the Best Knowledge of the Affiliated Companies threatened or contemplated by or against or involving the Affiliated Companies, their assets, properties or businesses or their directors, officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein which is reasonably likely to have a Material Adverse Effect.

     2.16 TAX MATTERS. For purposes of this Agreement, the term "TAXES" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real or personal property, windfall profits, customs, duties or other taxes, fees, assessments, charges or levies of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "TAX" means any one of the foregoing Taxes. In addition, the term "TAX RETURNS" means all returns, declarations, reports, statements and other documents required to be filed with any Authority in respect of Taxes, and the term "TAX RETURN" means any one of the foregoing Tax Returns. Except as set forth in the Disclosure Schedule, the Affiliated Companies and the Shareholders hereby represent and warrant the following with respect to the Affiliated Companies:

          (a) LIABILITY FOR TAXES. Except to the extent set forth in the Liabilities Undertaking, the Affiliated Companies and the Shareholders will be responsible for and will pay all Taxes attributable to or arising from the business and operations of the Affiliated Companies conducted on or before the Closing Date and will be responsible for their own income and franchise Taxes, if any, arising from the transactions contemplated by this Agreement.

          (b) FILING OF TAX RETURNS. All Tax Returns required to be filed on or prior to the date hereof by the Affiliated Companies or the Shareholders with respect to Taxes of the Affiliated Companies have been properly completed and duly filed on a timely basis and in correct form. As of the time of filing, the foregoing Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of the Affiliated Companies or any other information required to be shown thereon. There is no material omission, deficiency, error, misstatement or misrepresentation, whether innocent, intentional or fraudulent, in any such Tax Return for any period. Any Tax Returns filed after the date hereof, but on or before the Closing Date by the Affiliated Companies or the Shareholders with respect to Taxes of the Affiliated Companies, will conform with the provisions of this subsection 2.16(b).

          (c) PAYMENT OF TAXES. With respect to all amounts of Taxes imposed upon the Affiliated Companies, or for which the Affiliated Companies are or could be liable, whether to taxing Authorities (as, for example, under Law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax Laws and agreements have been or will be fully complied with, and all such amounts of Taxes required to be paid by the Affiliated Companies to taxing Authorities or others on or before the date hereof have been duly paid or will be paid on or before the Closing Date; the reserves for all such Taxes reflected in the Latest Audited Balance Sheet are adequate and there are no liens for such Taxes upon any property or assets of the Affiliated Companies. The Affiliated Companies have withheld and remitted all amounts required to be withheld and remitted by them in respect of Taxes. No Shareholder of any of the Affiliated Companies which is an S Corporation under the Code has since October 31, 1995 received any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any such Affiliated Companies' capital stock or equity interest to pay Taxes.

          (d) AUDITS AND EXTENSIONS. Except as set forth in the Disclosure Schedule, neither the federal Tax Returns of the Affiliated Companies (and of the Shareholders to the extent the operations of the Affiliated Companies are reflected in the Shareholders' Tax Returns) nor any state or local or foreign Tax Return of the Affiliated Companies have been examined by the Internal Revenue Service or any similar state or local or foreign Authority, and, except to the extent shown therein, all deficiencies asserted as a result of such examinations have been paid or finally settled and no issue has been raised by the Internal Revenue Service or any similar state or local or foreign Authority in any such examination which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Except as set forth in the Disclosure Schedule, all deficiencies and assessments of Taxes of the Affiliated Companies (or any of the Shareholders' to the extent attributable to the business or operations of the Affiliated Companies) resulting from an examination of any Tax Returns by any Authority have been paid and there are no pending examinations currently being made by any Authority nor has there been any written or oral notification to the Affiliated Companies or the Shareholders of any intention to make an examination of any Taxes attributable to the business or operations of the Affiliated Companies by any Authority. Except as set forth in the Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return of the Affiliated Companies for any period.

          (e) S CORPORATION ELECTIONS. Except as set forth in the Disclosure Schedule, Corporate, CPC International and CPC Communications each have had in effect a valid election under Code Section 1362 to be treated as an "S corporation" for each of their taxable years since inception. Neither the Corporate Entities nor any of the Shareholders have taken any action to revoke that election. Neither the Corporate Entities nor the Shareholders are aware of any basis or the existence of any facts that would permit the Internal Revenue Service to revoke that election for any period prior to the Closing Date. Except as described on the Disclosure Schedule, since the effective date of the Corporate Entities' election as an S corporation to and including the Closing Date, the Corporate Entities will not have incurred or become liable for the payment of any corporate-level income tax, or any related penalties or interest.

     2.17 BENEFIT PLANS.  Except as set forth in the Disclosure Schedule:

          (a) Neither the Affiliated Companies nor any other "person" within the meaning of Section 7701(a)(1) of the Code, that together with the Affiliated Companies are considered a single employer pursuant to Sections 414(b), (c), (m) or (o) of the Code or Sections 3(5) or 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (an "AFFILIATED ORGANIZATION") maintains, contributes to, has participated in or agreed to participate in any "multiemployer plan" within the meaning of
     Section 4001(a)(3) of ERISA subject to Title IV of ERISA (a "MULTIEMPLOYER PLAN"). Neither any of the Affiliated Companies nor any Affiliated Organization currently has any obligation, direct or indirect, absolute or contingent, to make any withdrawal liability payment to any Multiemployer Plan.
     Neither the Affiliated Companies nor any Affiliated Organization has been a party to a sale of assets to which Section 4204 of ERISA applied with respect to which it could incur any withdrawal liability (including any contingent or secondary withdrawal liability) to any Multiemployer Plan. Neither the Affiliated Companies nor any Affiliated Organization has incurred (or has experienced an event that will, within the ensuing 12 months, result in) a "complete withdrawal" or "partial withdrawal," as such terms are defined respectively in Sections 4203 and 4205 of ERISA, with respect to a Multiemployer Plan, and to the Shareholders' Knowledge, nothing has occurred that could reasonably be expected to result in such a complete or partial withdrawal.

          (b) To the Shareholders' Knowledge, none of the Affiliated Companies has or could reasonably be expected to have any liability of any nature, whether direct or indirect, absolute or contingent, with respect to, any "employee welfare benefit plan," as such term is defined in Section 3(1) of ERISA, which is a multiemployer plan within the meaning of Section 3(37) of ERISA. Each of the Affiliated Companies and Affiliated Organizations has complied in all material respects with all applicable requirements of
     Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

          (c) When an employment agreement that is an Assumed Contract provides for life or long-term disability insurance in a stated amount, the insurance policy has been issued, the policy is owned by the employee or by the Affiliated Companies and the policy is in full force and effect. If such an insurance policy is owned by the Affiliated Companies, to the Shareholders' Knowledge it is assignable; or, if not assignable, the Affiliated Companies will continue to pay premiums (for which they will be reimbursed by the Purchaser) until the policy is assigned to the Purchaser or the Purchaser has obtained replacement insurance. Any proceeds from any of these policies received by the Affiliated Companies will be held in trust for and paid over to the Purchaser. Any payment under an Assumed Contract which might otherwise be considered a "parachute payment" within the meaning of Code Section 280G is not a parachute payment by operation of Code Section 280G(b)(5).

          (d) There are no pending or, to the Affiliated Companies' Knowledge, threatened audits, investigations, claims, suits, grievances or other proceedings, and to the Shareholders' knowledge, there are no facts that could reasonably be expected to give rise thereto, involving, directly or indirectly, any "employee benefit plan" as defined in Section 3(3) of ERISA, maintained or contributed to by one or more of the Affiliated Companies, or any rights or benefits thereunder, other than the ordinary and usual claims for benefits by participants, dependents or beneficiaries.

     2.18 ORDERS, COMMITMENTS AND RETURNS. Except as set forth in the Disclosure Schedule, all accepted and unfulfilled orders for the sale of products and the performance of services entered into by the Affiliated Companies and all outstanding contracts or commitments for the purchase of supplies, materials and services were made in bona fide transactions in the ordinary course of business. With respect to the Assumed Contracts, the Affiliated Companies are not subject to any outstanding sales or purchase contracts, commitments or proposals which is anticipated to result in any material loss upon completion or performance thereof. Except as set forth in the Disclosure Schedule or as reserved in the Latest Audited Balance Sheet, there are no claims against Affiliated Companies to return products by reason of alleged over-shipments, defective products or otherwise, or of products in the hands of customers, retailers or distributors under an understanding that such products would be returnable.

     2.19 LABOR MATTERS. Except as set forth in the Disclosure Schedule, to the Knowledge of the Shareholders as of the Closing Date: (i) the Affiliated Companies are and have been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such Laws respecting employment discrimination and occupational safety and health requirements and are not engaged in any unfair labor practice and have not in the past engaged in any such practice that could reasonably be expected to have a Material Adverse Effect; (ii) there are no unfair labor practice complaints against any of the Affiliated Companies pending or threatened before the National Labor Relations Board or any other comparable Authority; (iii) there are no labor strikes, disputes, slowdowns or stoppages actually pending or threatened against or directly affecting the Affiliated Companies; (iv) no labor representation question exists respecting the employees of the Affiliated Companies and there are no pending or any threatened activity intended or likely to result in a labor representation vote respecting the employees of the Affiliated Companies;
(v) no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims that could reasonably be expected to result in any such proceeding exist or have been threatened,
(vi) no collective bargaining agreement is binding and in force against the Affiliated Companies or currently being negotiated by the Affiliated Companies;
(vii) in the 12-month period prior to the Closing Date the Affiliated Companies did not experience any significant work stoppage or other significant labor difficulty; (viii) the Affiliated Companies are not delinquent in payments to any person listed on Schedule 4.12 as employees to whom Merrill and the Purchaser shall extend offers of employment for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them or amounts required to be reimbursed to such persons;
(ix) upon termination of the employment of any person by the Affiliated Companies as of the Closing Date, neither the Purchaser, Merrill nor any subsidiary of Merrill or the Purchaser will, by reason of anything done at or prior to or as of the Closing Date by the Shareholders or, the Affiliated Companies, be liable to any of such persons for so-called "severance pay" or any other like payments made under or pursuant to any benefit plan maintained by the Affiliated Companies; and (x) within the 12-month period prior to the date hereof there has not been any written expression of intention to the Affiliated Companies by any officer or key employee to terminate such employment; and the Affiliated Companies have not, since October 31, 1995, terminated, entered into, adopted, instituted or otherwise become subject to or amended in any material respect any collective bargaining agreement. The representations and warranties in this Section 2.19 are as of the Closing Date.

     2.20 BUSINESS GENERALLY. Except as set forth in the Disclosure Schedule, since October 31, 1995 there has been no event, transaction or information which has come to the attention of the Shareholders which, as it relates directly to the businesses of the Affiliated Companies, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Affiliated Companies. Without limiting the generality of the foregoing, except as set forth in the Disclosure Schedule, to the Knowledge of the Shareholders there has not been in the 12-month period prior to the date hereof any material adverse change in the business relationship of the Affiliated Companies with any material dealer or supplier to the Affiliated Companies, except for such changes in the ordinary course of business consistent with past practices where such change is not reasonably likely to have a Material Adverse Effect.

     2.21 COMPLIANCE WITH LAW; PERMITS AND OTHER OPERATING RIGHTS. Except as set forth in the Disclosure Schedule, and without limiting the scope of any other representations or warranties contained in this Agreement, but without intending to duplicate the scope of such other representations and warranties, the assets, properties, business and operations of the Affiliated Companies are in compliance in all material respects with all Laws applicable to the Affiliated Companies' assets, properties, business and operations. Except as set forth in the Disclosure Schedule, the Affiliated Companies do not require the Consent of any Authority to permit them to operate in the manner in which its business is presently being operated. The Affiliated Companies possess all permits, licenses and other authorizations from all Authorities necessary to permit them to operate their business in the manner in which they are presently conducted and the consummation of the transactions contemplated by this Agreement will not prevent the Affiliated Companies from being able to continue to use such permits and operating rights. Except as set forth in the Disclosure Schedule, the Affiliated Companies are not restricted by agreement from carrying on their business or any part thereof anywhere in the world or from competing in any line of business with any person or entity.

     2.22 ENVIRONMENTAL AND SAFETY MATTERS. Except as set forth in the Disclosure Schedule:

          (a) Neither any of the Affiliated Companies, any subsidiary or former subsidiaries of any of the Affiliated Companies, nor, to the Knowledge of the Shareholders, any previous owner, tenant, occupant or user of any real property owned or leased by or to any of the Affiliated Companies or by or to any subsidiary or former subsidiary of any of the Affiliated Companies (the "PROPERTIES"), engaged in or permitted, direct or indirect operations or activities upon, or any use or occupancy of the Properties, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, emission release, discharge, refining, dumping or disposal of any Environmentally Regulated Materials (as hereinafter defined) (whether legal or illegal at such time, accidental or intentional, direct or indirect) on, under, in or about the Properties, or transported any Environmentally Regulated Materials to, from or across the Properties, nor are any Environmentally Regulated Materials presently constructed, deposited, stored, placed or otherwise located on, under, in or about the Properties, nor, to the Knowledge of the Shareholders, have any Environmentally Regulated Materials migrated from the Properties upon or beneath other properties, nor, to the Knowledge of the Shareholders, have any Environmentally Regulated Materials migrated or threatened to migrate from other properties upon, about or beneath the Properties. To the Knowledge of the Shareholders, the Properties do not contain any: (i) underground or aboveground storage tanks; (ii) asbestos; (iii) equipment using PCBs; (iv) underground injection wells; or (v) septic tanks in which process waste water or any Environmentally Regulated Materials have been disposed, which are not disclosed in this Agreement or the Disclosure Schedule.

          (b)  (i)       No violation or noncompliance with Environmental and
          Occupational Safety and Health Laws has occurred with respect to operations conducted on the Properties by the Affiliated Companies or any subsidiaries or former subsidiaries of any of the Affiliated Companies or, to the Knowledge of the Shareholders, by any previous owner, tenant, occupant or user of the Properties or otherwise with respect to the Properties themselves or the Affiliated Companies have obtained all permits, licenses and authorizations required by, and the Affiliated Companies and the Properties are in compliance with, all Environmental and Occupational Safety and Health Laws;

               (ii) no enforcement, investigation, cleanup, removal, remediation or response or other governmental or regulatory actions have been at any time in the past asserted or threatened with respect to operations conducted on the Properties by any of the Affiliated Companies or any subsidiary or former subsidiaries of any of the Affiliated Companies or, to the Knowledge of the Shareholders, by any previous owner, tenant, occupant or user of the Properties or otherwise with respect to the Properties themselves, or against any of the Affiliated Companies or any subsidiary or former subsidiary of any of the Affiliated Companies with respect to or in any way regarding the Properties pursuant to any Environmental and Occupational Safety and Health Laws; and

               (iii) no claims or settlements with respect to operations conducted on the Properties by any of the Affiliated Companies or any subsidiaries or former subsidiaries of any of the Affiliated Companies or, to the Knowledge of the Shareholders, by any previous owner, tenant, occupant or user of the Properties or otherwise with respect to the Properties themselves, or against any of the Affiliated Companies or any subsidiary or former subsidiary of any of the Affiliated Companies with respect to the Properties or operations conducted thereon, relating to or arising out of Environmental and Occupational Safety and Health Laws or Environmentally Regulated Materials have been made or been threatened by any third party, including any governmental entity, agency or representative, nor does there exist any basis for any such claim (any such enforcement, investigation, cleanup, removal, remediation or response other governmental or regulatory action, claim or settlement is herein referred to as an "ENVIRONMENTAL CLAIM."

          (c) All drums either containing or formerly containing chemicals and other materials which were stored by the Affiliated Companies within the basement of the Manhattan property as of March 1, 1996 have been removed from the basement and have been properly disposed of by the Affiliated Companies prior to the date hereof in compliance with all applicable laws. The Affiliated Companies have completed all necessary forms in the name of Affiliated Companies required to properly dispose of the drums. The Affiliated Companies have notified the landlord of the Manhattan property that potentially asbestos containing materials which comprise the thermal system insulation in the basement are damaged.

          (d) The term "ENVIRONMENTAL AND OCCUPATIONAL SAFETY AND HEALTH LAW" as used in this Agreement means any common law or duty, case law or ruling, statue, rule, regulation, law, ordinance or code, whether local, state, federal, international or otherwise in effect, that (i) regulates, creates standards for or imposes liability or standards or conduct concerning any element, compound, pollutant, contaminant, or toxic or hazardous substance, material or waste, or any mixture thereof, or relates in any way to emissions or releases into the environment or ambient environmental conditions, or conduct affecting such matters or (ii) is designed to provide safe and healthful working conditions or reduce occupational safety and health hazards. Such laws include, but are not limited to, the National Environmental Policy Act, 42 U.S.C. Sections 4321 ET SEQ., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 ET SEQ., the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 ET SEQ., the Federal Clean Air Act, 42 U.S.C. Sections 7401 ET SEQ., the Toxic Substances Control act), 15 U.S.C. Sections 2601 ET SEQ., the Emergency Planning and Community Right to Know Act, 42 U.S.C. PARA 11001, the Hazard Communication Act 29 U.S.C. Sections 651 ET SEQ., the Occupational Safety and Health Act, 29 U.S.C. Sections 651 ET SEQ., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.
     Section 136, and any case law interpretations, amendments or restatements thereof or similar enactment thereof, as is now or at any time hereafter may be in effect, as well as their international, state and local counterparts.

          (e) The term "ENVIRONMENTALLY REGULATED MATERIALS" as used in this Agreement means any element, compound, pollutant, contaminant, substance, material or waste, or any mixture thereof, designated, listed, referenced, regulated or identified pursuant to any Environmental and Occupational Safety and Health Law.

     2.23 TRANSACTIONS WITH CERTAIN PERSONS. Except as set forth in the Disclosure Schedule, during the past three years the Affiliated Companies have not, directly or indirectly, purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to, or otherwise dealt with, in the ordinary course of business or otherwise, (i) any Shareholder or partner of the Affiliated Companies or (ii) any affiliate or associate of the Affiliated Companies or any shareholder or partner of any affiliate or associate of the Affiliated Companies (except with respect to compensation in the ordinary course of business for services rendered as a director, officer or employee of the Affiliated Companies). Except as set forth in the Disclosure Schedule, as of the date hereof, the Affiliated Companies do not owe any amount to, or have any agreement or contract with or commitment to, any of its partners, shareholders, directors, officers, employees or consultants or any affiliate or associate thereof (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such persons owes any amount to Affiliated Companies. Except as set forth in the Disclosure

Schedule, no part of the property or assets of any Shareholder or any direct or indirect subsidiary or affiliate or associate of any Shareholder is used by the Affiliated Companies.

     2.24 BROKERS. Except as set forth in the Disclosure Schedule, neither the Affiliated Companies nor any of their directors, officers, partners, agents or employees have employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to the Affiliated Companies for any such fee or commission to be claimed by any person or entity.

     2.25 ABSENCE OF CERTAIN BUSINESS PRACTICES. Except as set forth in the Disclosure Schedule, to the Knowledge of the Shareholders, neither the Affiliated Companies nor any officer, employee, partner or agent of the Affiliated Companies, nor any other person acting on its behalf, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of the Affiliated Companies (or assist the Affiliated Companies in connection with any actual or proposed transaction) which (i) could reasonably be expected to subject the Purchaser or Merrill to any damage or penalty in any civil, criminal or governmental litigation proceeding, (ii) if not given in the past, could reasonably be expected to have had an adverse affect on the assets, business or operations of the Affiliated Companies as reflected in the financial statements described in Section 2.7, or (iii) if not continued in the future, could reasonably be expected to adversely affect the Affiliated Companies' assets, business, operations or prospects or which might subject the Affiliated Companies, the Purchaser or Merrill to suit or penalty in any private or governmental litigation or proceeding.

     2.26 INFORMATION CONCERNING MERRILL; KNOWLEDGE AND EXPERIENCE OF AFFILIATED COMPANIES AND THE SHAREHOLDERS. The Affiliated Companies and the Shareholders agree that each of them is an "accredited investor" within the meaning of Rule 501 of the Securities Act of 1933 and that they have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the Participation Payments to be made pursuant to the terms of Section 1.3 hereof. The Affiliated Companies and the Shareholders acknowledge that they have (a) reviewed the following reports filed by Merrill with the Securities and Exchange Commission during the past 12 months pursuant to Section 13(a) of the Securities Exchange Act of 1934: Annual Report on Form 10-K for the year ended January 31, 1995, Quarterly Reports Form 10-Q for the quarters ending April 30, July 31 and October 31, 1995, and Proxy Statement for the 1995 Annual Meeting of Shareholders; and (b) had full access to Merrill's executive officers, such that the Affiliated Companies and the Shareholders have had adequate opportunities to discuss the business, management and affairs of Merrill. The Affiliated Companies and the Shareholders acknowledge that the Put Right and the Call Right are personal to the Affiliated Companies and the Shareholders and, pursuant to (and except as provided in) Section 9.7 hereof, may not be transferred or assigned.

     2.27 CUSTOMERS. Except as set forth on the Disclosure Schedule, to the Knowledge of the Shareholders, there has not been in the 12-month period prior to the date hereof any dispute with any material customer of the Affiliated Companies nor any set of circumstances which is reasonably anticipated to have a material effect on the relationship between the Affiliated Companies and such customer.

     2.28 DISCLOSURE. To the Knowledge of the Shareholders, there is no material fact as of the date hereof which has not been disclosed in writing to the Purchaser related to Affiliated Companies, the

Assets or the Affiliated Companies' operations, properties, financial condition or prospects which has a Material Adverse Effect or, to the Knowledge of any of the Shareholders, in the future may have a Material Adverse Effect on the Affiliated Companies or the Assets in the context of this transaction taken as a whole. The representations and warranties contained in this Article 2 or elsewhere in this Agreement or any document delivered pursuant hereto will not be affected or deemed waived by reason of the fact that Purchaser or their respective representatives knew (other than as a result of the Disclosure Schedule or other writing delivered to the Purchasers on the Closing Date) or should have known that any such representation or warranty is or might be inaccurate in any respect.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES
                          OF THE PURCHASER AND MERRILL

     The Purchaser and Merrill, jointly and severally represent and warrant to the Affiliated Companies and the Shareholders as of the date hereof as follows:

     3.1 CORPORATE ORGANIZATION. Each of Merrill and the Purchaser are corporations duly organized, validly existing and in good standing under the laws of the State of Minnesota.

     3.2 AUTHORIZATION. Each of Merrill and the Purchaser have full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The Board of Directors of Merrill and the Purchaser have taken all action required by law, their articles of incorporation and bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and no action of the stockholders of Merrill or the Purchaser is required. This Agreement is the valid and binding legal obligation of Merrill and the Purchaser enforceable against them in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of applicability relating to or affecting creditors' rights and general principles of equity.

     3.3 NON-CONTRAVENTION. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate or be in conflict with any provision of the articles of incorporation or bylaws of Merrill or the Purchaser; or (ii) except for such violations, conflicts, defaults, accelerations, terminations, cancellations, impositions of fees or penalties, mortgages, pledges, liens, security interests, encumbrances, restrictions and charges which would not, individually or in the aggregate, have a material adverse effect on the purchaser or Merrill, (1) violate, be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to, any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Merrill or the Purchaser is a party or by which it or any of their properties or assets are or may be bound (unless with respect to which defaults or other rights, requisite waivers or consents will have been obtained at or prior to the Closing) or (2) result in the creation or imposition of any mortgage, pledge, lien, security interest, encumbrance, restriction, adverse claim or charge of any kind, upon any property or assets of Merrill or the Purchaser under any debt, obligation, contract, agreement or commitment to which Merrill or the Purchaser are a party or by which Merrill or the Purchaser or any of their assets or properties is or may be bound; or (iii) violate any Law.

     3.4 CONSENTS AND APPROVALS. Except for filings under the HSR Act, no Consent is required by any person or entity, including without limitation any Authority, in connection with the execution, delivery and performance by Merrill and the Purchaser of this Agreement, or the consummation of the transactions contemplated herein, other than any Consent which, if not made or obtained, will not, individually or in the aggregate, have a material adverse effect on the business of Merrill or the Purchaser.

     3.5 NO DEFAULT. Merrill is not in default under or with respect to any contractual obligation in any respect which could materially adversely affect the financial condition of Merrill or the ability of Merrill to perform its obligations under this Agreement. Merrill is not in default under any order, award or decree of any arbitrator or court or any other governmental authority binding upon or affecting it or by which any of its properties or other assets may be bound or affected, which could materially adversely affect the ability of Merrill to perform its obligations hereunder.

     3.6 BROKERS. Neither Merrill or Purchaser nor any of their respective directors, officers, partners, agents or employees have employed any broker, finder, or financial advisor in connection with the transactions contemplated hereby for which any Shareholders, any of the Affiliated Companies or any officer, director, employee, partner or agent of the Affiliated Companies could incur liability for any brokerage fee or commission, finder's fee or financial advisory fee in connection with the transactions contemplated hereby.

     3.7 LITIGATION. There is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind, judgment, decree, decision, injunction, writ or order pending, noticed scheduled or to Best Knowledge of Merrill and Purchaser threatened or contemplated by or against or involving Merrill or Purchaser, their assets, properties or business, whether at law or in equity, before or by any Authority which questions or challenges the validity of this Agreement or any action taken or to be taken by Merrill or Purchaser pursuant to this Agreement or in connection with the transactions contemplated herein.

     3.8 ABSENCE OF CERTAIN BUSINESS PRACTICES. To the Knowledge of the President and Chief Executive Officer, Vice President-Operations or Vice President-Finance, Chief Financial Officer, Treasurer of Merrill, neither Merrill nor any officer, employee, partner or agent of Merrill, nor any other person acting on its behalf, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of Merrill (or assist Merrill in connection with any actual or proposed transaction) which (i) might subject Merrill to any damage or penalty in any civil, criminal or governmental litigation proceeding,
(ii) if not given in the past, might have had an adverse affect on the assets, business or operations of Merrill as reflected in the financial statements in its Form 10-K referred to in Section 2.26, or (iii) if not continued in the future, might adversely affect Merrill's assets, business, operations or prospects or which might subject Merrill to suit or penalty in any private or governmental litigation or proceeding.

     3.9 DISCLOSURE. To the Knowledge of the President and Chief Executive Officer, Vice President-Operations or Vice President-Finance, Chief Financial Officer, Treasurer of Merrill, there is no material fact as of the date hereof which has not been disclosed in writing to the Affiliated Companies related to Merrill or its operations, properties, financial condition or prospects which has a Material

Adverse Effect or, to the Knowledge of the Purchaser, in the future may have a Material Adverse Effect on the Affiliated Companies or the Assets in the context of this transaction taken as a whole.

     3.10 CERTAIN ACTIONS. Neither Merrill nor the Purchaser has taken nor will they take, directly or indirectly, any action designed to or which has constituted, or which might be reasonably be expected to cause or result in, manipulation of the price of Merrill Common Stock.

                                    ARTICLE 4
                                    COVENANTS

     4.1 CONDUCT OF BUSINESS OF THE AFFILIATED COMPANIES. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, the Shareholders will cause the Affiliated Companies to conduct their business and operations according to its ordinary and usual course of business, to preserve substantially intact its business organizations and to preserve its current relationships with customers, employees, suppliers and other persons with which they have significant business relations. Without limiting the generality of the foregoing, and, except as otherwise expressly provided in this Agreement, prior to the Closing Date, without the prior written consent of Purchaser, the Shareholders agree that the Affiliated Companies will not:

          (a) amend the Corporate Entities' articles of incorporation or bylaws or the Partnership Entity or Oakland's partnership agreement or other charter documents;

          (b) issue, reissue, sell, deliver or pledge or authorize or propose the issuance, reissuance, sale, delivery or pledge of shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock of the Corporate Entities; provided, however, it is understood that Purchaser may not for purposes of this Section 4.1(b) unreasonably withhold or delay its consent;

          (c) adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of the Corporate Entities' capital stock, or any of the Corporate Entities' other securities; provided, however, it is understood that Purchaser may not for purposes of this Section 4.1(c) unreasonably withhold or delay its consent;

          (d) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Affiliated Companies's capital stock or equity interests, redeem or otherwise acquire any shares of the Affiliated Companies' capital stock or equity interests;

          (e) (i) increase in any manner the compensation of any of the Affiliated Companies' directors, officers or other employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any such director, officer or employee, whether past or present of the Affiliated Companies; or (iii) except in connection with any written arrangement approved by the Purchaser, commit the Affiliated Companies to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment agreement or consulting agreement (arising out of prior employment) with or for the benefit of any person, or, except to the extent required to comply with applicable law, amend any of such plans or any of such agreements in existence on the date of this Agreement;

          (f) except in the ordinary course of business, incur, assume, suffer or become subject to, whether directly or by way of guarantee or otherwise, any Liabilities which, individually or in the aggregate, are material to the conduct of the businesses of the Affiliated Companies or hereof would have a Material Adverse Effect on the Affiliated Companies;

          (g) pay, discharge or satisfy any Liabilities of the Affiliated Companies other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice;

          (h) sell, transfer, or otherwise dispose of any of the Affiliated Companies' properties or assets (real, personal or mixed, tangible or intangible), other than inventory in the ordinary course of business and consistent with past practice;

          (i) permit or allow any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Lien, except for liens for current taxes not yet due;

          (j) write down the value of any Affiliated Companies inventory (including write-downs by reason of shrinkage or mark-down) or write off as uncollectible any of the Affiliated Companies' notes or accounts receivable, except for immaterial write-downs and write-offs in the ordinary course of business and consistent with past practice;

          (k) cancel any of the Affiliated Companies' debts or waive any of its claims or rights, in each case, of substantial value;

          (l) dispose of or permit to lapse any rights to the use of any of the Affiliated Companies' patent, trademark, trade name or copyright, or disposed of or disclosed (except as necessary in the conduct of its business) to any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or, as applicable, any other entity other than representatives of the Purchaser, any trade secrets, formula, process or know-how not theretofore a matter of public knowledge;

          (m) make or enter into any commitment of the Affiliated Companies for capital expenditures for additions to property, plant, equipment or intangible capital assets;

          (n) pay, lend or advance any amount to, or sell, transfer or lease any Affiliated Companies' properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any affiliate or associate of any of its officers or directors;

          (o) terminate, enter into or amend in any material respect any contract, agreement, lease, license or commitment identified in Section
     2.11 of the Disclosure Schedule, or take any action or omit to take any action which will cause a breach, violation or default (however defined) under any such items, except in the ordinary course of business and consistent with past practice;

          (p) acquire any of the business or assets of any other person or entity;

          (q) permit any of the Affiliated Companies' current insurance (or reinsurance) policies to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than coverage remaining under those cancelled, terminated or lapsed are in full force and effect;

          (r) suffer any adverse change in the Affiliated Companies' relationship with a material customer, including the loss of any such customer;

          (s) enter into other agreements, commitments or contracts not in the ordinary course of business or in excess of current requirements;

          (t) modify, amend or terminate any Assumed Contract, or waive, release, relinquish or assign any Assumed Contract or other right or claim;

          (u) settle or compromise any material suit, claim or dispute or threatened material suit, claim or dispute;

          (v) make any change in the Affiliated Companies' accounting methods, principles or practices except as required by GAAP; or

          (w) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in this Agreement untrue or incorrect in any material respect.

     4.2 NO SOLICITATION OF ALTERNATE TRANSACTION. The Affiliated Companies and the Shareholders will not, and will ensure that, the Affiliated Companies' [directors, officers, partners and employees, independent contractors, consultants, counsel, accountants, investment advisors and other representatives and agents] will not, directly or indirectly, solicit or entertain offers from, negotiate with, provide any nonpublic information to, enter into any agreement with, or in any manner encourage, discuss, accept or consider any proposal of, any third party relating to the acquisition of the Affiliated Companies, their assets or business, in whole or in part, whether through a tender offer (including a self tender offer), exchange offer, merger, consolidation, sale of substantial assets or of a significant amount of assets, sale of securities, acquisition of the Affiliated Companies' securities, liquidation, dissolution or similar transactions involving the Affiliated Companies or any division of the Affiliated Companies (such proposals, announcements or transactions being called herein "ACQUISITION PROPOSALS"). The Affiliated Companies and the Shareholders will promptly inform the Purchaser of any inquiry (including the terms thereof and the identity of the third party making such inquiry) which it may receive in respect of an Acquisition Proposal and furnish to the Purchaser a copy of any such written inquiry.

     4.3 FULL ACCESS TO PURCHASER. Throughout the period prior to Closing, the Affiliated Companies will afford to the Purchaser and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents, access to the facilities, properties, books and records of the Affiliated Companies in order that Purchaser may have full opportunity to make such investigations as it will desire to make of the affairs of the Affiliated Companies. The Affiliated Companies will furnish such additional financial and operating data and other information as Purchaser will, from time to time, reasonably request, including without limitation access to the working papers of its independent certified public accountants; PROVIDED, HOWEVER, that any such investigation will not affect or otherwise diminish or obviate in any respect any of the representations and warranties of the Affiliated Companies or the Shareholders herein.

     4.4 CONFIDENTIALITY. Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party hereto furnished to it in connection with the transactions contemplated herein ("INFORMATION") in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transaction, and that they will not disclose, divulge, provide or make accessible (collectively, "DISCLOSE"), or permit the Disclosure of, any of the Information to any person or entity, other than their respective directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such party's counsel, by other requirements of Law; PROVIDED, HOWEVER, that prior to any Disclosure of any Information permitted hereunder, the disclosing party will first obtain the recipients' undertaking to comply with the provisions of this subsection with respect to such information. The term "INFORMATION" as used herein will not include any information relating to a party which the party disclosing such information can show: (i) to have been in its possession prior to its receipt from another party hereto; (ii) to be now or at the time of the disclosure by the recipient become generally available to the public through no fault of the disclosing party; (iii) to have been available to the public at the time of its receipt by the disclosing party; (iv) to have been received separately by the disclosing party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing party without regard to any information received in connection with this transaction. Each party hereto also agrees to promptly return to the party from whom it originally received such information all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur. A party hereto will be deemed to have satisfied its obligations to hold the Information confidential if it exercises the same care as it takes with respect to its own similar information. Except for those items of Information set forth on Exhibit 4.4, which items shall be kept confidential for a period of five years from the Closing Date by Merrill or Purchaser unless Merrill or Purchaser is required to disclose such Information by Law (including the rules of the Nasdaq National Market System), the obligations of the Purchaser and Merrill under this paragraph will terminate at Closing. In the event that the Closing does not occur prior to the Closing Date, Merrill and Purchaser shall return any and all Information provided by the Affiliated Companies and Shareholders to Merrill or Purchaser.

     4.5 FILINGS; REMOVAL OF OBJECTIONS; CONSENTS. Subject to the terms and conditions herein provided, the parties hereto will use their best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all Consents of any Authority required in connection with the consummation of the transactions contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the parties to consummate the transactions contemplated herein at the earliest practicable time, and they respectively agree to exert their best
efforts to that end, including without limitation:   (i) to respond as promptly
as practicable to all inquiries from the Federal Trade Commission ("FTC") or the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION") in connection with the filings made by Merrill and Shifrin with the FTC and Antitrust Division on February 29, 1996 pursuant to the HSR Act; (ii) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (iii) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

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

     4.6   FURTHER ASSURANCES; COOPERATION; NOTIFICATION.

          (a) Each party hereto will, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, at any time after the Closing, at the request of the Purchaser and without further consideration, the Affiliated Companies and the Shareholders will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to the Purchaser, and to confirm the Purchaser's title to, all of the Assets, to put the Purchaser in actual possession and operating control thereof and to assist the Purchaser in exercising all rights with respect thereto.

          (b) The Shareholders will cooperate with the Purchaser to promptly develop plans for the management of the businesses after the Closing, including without limitation plans relating to productivity, marketing, operations and improvements, and the Shareholders will further cooperate with Purchaser to provide for the implementation of such plans as soon as practicable after the Closing. Subject to applicable Law, the Shareholders will confer on a regular and reasonable basis with one or more representatives of the Purchaser to report on material operational matters and the general status of ongoing operations.

          (c) At all times from the date hereof until the Closing, each party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions specified in Article 5 and Article 6 hereof.

     4.7 SUPPLEMENTS TO DISCLOSURE SCHEDULE. At least 48 hours prior to the Closing, the Affiliated Companies and the Shareholders will supplement or amend the Disclosure Schedule with respect to any event or development which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation and warranty of the Affiliated Companies or the Shareholders which has been rendered inaccurate by reason of such event or development. For purposes of determining the accuracy as of the date hereof of the representations and warranties of the Affiliated Companies and Shareholders contained in Article 2 hereof in order to determine the fulfillment of the conditions set forth in Section 5.1 and to determine whether a material breach has occurred pursuant to Section 7.1(d), the Disclosure Schedule will be deemed to exclude any information contained in any supplement or amendment hereto delivered after the delivery of the Disclosure Schedule.

     4.8 PUBLIC ANNOUNCEMENTS. None of the parties hereto will make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other parties, which consent will not be unreasonably withheld or delayed; PROVIDED, HOWEVER, that any of the parties hereto may at any time make any announcements which are required by applicable Law so long as the party so required to make an announcement promptly upon learning of such requirement notifies the other parties of such requirement and discusses with the other parties in good faith the exact proposed wording of any such announcement.

     4.9  TAX MATTERS.

          (a) TAX ELECTIONS. No new elections by any of the Affiliated Companies or any Shareholder with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Assets will be made after the date of this Agreement without the prior written consent of Merrill or the Purchaser.

          (b) TRANSACTIONAL AND TRANSFER TAXES. In addition to and without limiting those representations and warranties set forth in Section 2.16 of this Agreement, in the event that any sales or use Tax, or any Tax in the nature of a sales or use tax, or any transactional Tax is payable or assessed relative to the transactions contemplated herein, the Affiliated Companies or the Shareholders will pay all such Taxes and will not collect any part thereof from the Purchaser. The parties hereto will cooperate to make any necessary filings with state and local or foreign taxing Authorities and to furnish any required supplemental information with respect to any state and local or foreign Tax liabilities resulting from the consummation of the transactions contemplated herein.

          (c) TAX LIABILITIES; POST-CLOSING TAX RETURN FILINGS; NO DISTRIBUTIONS. In addition to and without limiting those representations and warranties set forth in Section 2.16 of this Agreement, the Shareholders or the Affiliated Companies, as appropriate, will pay all Taxes arising from or relating to the transactions contemplated by this Agreement, including without limitation Tax on any income or gains arising from the sale of the Assets. The Shareholders will cause to be prepared and filed all Federal, foreign and state income Tax Returns for the Affiliated Companies and the Shareholders reflecting all activities of the Affiliated Companies through and including the Closing Date. Irrespective of any prior practice, no dividend or other distribution of cash or property will be made by the Affiliated Companies on or before the Closing Date without the express written consent of the Purchaser.

          (d) COOPERATION AND RECORDS RETENTION. The Shareholders and the Purchaser will (i) each provide the other, and the Affiliated Companies and the Purchaser will provide the Shareholders, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any taxing Authority or judicial or administrative proceedings relating to liability for Taxes,
     (ii) each retain and provide the other, and the Affiliated Companies and the Purchaser will retain and provide the Shareholders, with any records or other information which may be relevant to such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, the Affiliated Companies, the Purchaser and the Shareholders will retain, until the applicable statutes of limitations (including all extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all Tax periods or portions thereof ending on or before the Closing Date and will not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

     4.10 BULK TRANSFERS. The Affiliated Companies have requested that the Purchaser and Merrill waive, and Purchaser hereby agrees to waive, the requirements of the Uniform Commercial Code concerning bulk transfers, as in effect in the various states in which the Affiliated Companies have assets, including without limitation the requirement of notice to creditors. The Affiliated Companies and the Shareholders will jointly indemnify the Purchaser in connection herewith pursuant to Section 8.3(a) hereof.

     4.11 NON-COMPETITION AGREEMENT; EMPLOYMENT AGREEMENT. At the Closing, the Purchaser and Shifrin will enter into a non-competition agreement in substantially the form of Exhibit 4.11(a) hereto (the "NON-COMPETITION AGREEMENT"). Also at the Closing, the Purchaser will assume the obligations of Corporate pursuant to an employment agreement between Corporate and Cooney in substantially the form of Exhibit 4.11(b) hereto (the "Employment Agreement"). Pursuant to the Employment Agreement, the Purchaser will agree to pay certain amounts to Cooney pursuant to the provisions of such Employment Agreement. In consideration for the assumption by Purchaser of the Employment Agreement, Cooney has agreed to be a party to and a Shareholder pursuant to this Agreement and, among other things, to be subject to the obligations of this Agreement, including without limitation the indemnification provisions of Article 8 below.

     4.12 EMPLOYEE BENEFITS.

          (a) On or as soon as administratively practicable after the Closing Date, the Purchaser will extend offers of immediate employment to employees of the Affiliated Companies listed on Schedule 4.12 hereto. Except as otherwise expressly provided in this Agreement, the terms and conditions of each such offer and of any continuing employment will be determined by the Purchaser in its sole discretion and any resulting employment relationship will be at will. Any employee of the Affiliated Companies who accepts such an employment offer and reports for work on the date directed by the Purchaser shall be sometimes hereinafter referred to as a "TRANSFERRED EMPLOYEE." The Affiliated Companies hereby authorize Merrill and the Purchaser to enter into discussions with any of such employees listed on
     Schedule 4.12 concerning the future employment of such individual by the Purchaser; provided, however, that (i) such discussions will not be commenced prior to the giving of notice by the Affiliated Companies to the employees of the Affiliated Companies of the transactions contemplated by this Agreement; and (ii) all such discussions will be conducted in such a manner as not to interfere unreasonably with the business operations of the Affiliated Companies.

          (b) Each Transferred Employee will be permitted to participate in the Purchaser's benefit plans, policies and practices in accordance with the terms thereof applicable to newly hired employees and without regard to service with the Affiliated Companies or any aspect of participation in any benefit plans, practices or policies of the Affiliated Companies, except
     (i) subject to clause (v), a Transferred Employee will be eligible to participate in the Purchaser's medical and dental plans effective as of the date on which he or she becomes a Transferred Employee in accordance with the otherwise applicable terms of such plans (including, for example, the $2,500 limitation on coverage with respect to preexisting conditions), (ii) a Transferred Employee who would be eligible to participate in Merrill's 401(k) plan effective on February 1, 1997 if the Transferred Employee's service with the Affiliated Companies were counted as eligibility service for purposes of the Plan will be permitted to enter Merrill's 401(k) Plan on February 1, 1997, (iii) the Purchaser will recognize one-half of a Transferred Employee's service with the Affiliated Companies for purposes of the Purchaser's vacation policy, (iv) a Transferred Employee will not fail to earn a floating holiday for the calendar quarter ending on June 30, 1996 solely because the Transferred Employee's hire date with the Purchaser is after

     April 1, 1996. The Affiliated Companies will provide the Purchaser with any information regarding Transferred Employees' service with the Affiliated Companies that the Purchaser may reasonably request to effect the foregoing and (v) notwithstanding clause (i) if, immediately prior to the Closing Date, a Transferred Employee was employed by the Affiliated Companies in Washington, D.C. or Maryland and was eligible for coverage under a group medical or group dental plan pursuant to an insurance or other contract that is an Assumed Contract, the Transferred Employee will, on and after the Closing Date, continue to be eligible for coverage under a group medical or group dental plan established by the Purchaser which is substantially similar to the Affiliated Companies' plan; provided, first, that the assumption by the Purchaser of any such insurance or other contract is not an assumption of any benefit plan, policy or practice of the Affiliated Companies; and, second, that nothing contained in this clause (v) in any manner limits, or prevents the Purchaser from changing the terms of any plan or changing the underlying insurance company or other provider at any time after the Closing Date.

          (c) The Affiliated Companies will be responsible for making any required payment of severance compensation including any notice pay and severance pay in order to comply with the requirements of the Worker Adjustment and Retraining Act ("WARN") to any employee of the Affiliated Companies who is not a Transferred Employee. The Purchaser will reimburse the Affiliated Companies for 50 percent of the amount of any payments in excess of $145,002 made by the Affiliated Companies (i) to those individuals (A) who, immediately prior to the Closing date, were employed by the Affiliated Companies in New York, (B) whose employment with the Affiliated Companies is terminated on or as soon as administratively practicable after the Closing Date and (C) who are not Transferred Employees (ii) to comply with the requirements of WARN arising in connection with such termination of employment. Such reimbursement will be made promptly following the Purchaser's receipt of a written request therefor from the Affiliated Companies which sets forth to the Purchaser's reasonable satisfaction the Affiliated Companies' entitlement thereto. In addition, the Affiliated Companies will pay to each employee whose employment is terminated in connection with the transactions contemplated by this Agreement, including each Transferred Employee, an amount equal to the value of such employee's accrued and unused vacation as reflected on the Closing Balance Sheet. Such payment shall be made as soon as administratively practicable after the employee's termination of employment.

          (d) Neither the Affiliated Companies nor any of the Shareholders will, for a period of three (3) years after the Closing Date, take any action, other than with the written consent of the Purchaser, to induce any Transferred Employee, while still employed by Merrill, the Purchaser or any subsidiary of Merrill, the Purchaser, to enter into the employ of the Affiliated Companies or any affiliate of the Affiliated Companies or the Shareholders.

          (e) Merrill and the Purchaser hereby specifically disclaim any assumption of, or liability with respect to, any collective bargaining agreement or employee benefit plan, policy, practice or agreement to which the Affiliated Companies are a party or under which any of the Affiliated Companies' employees or former employees are covered. Without limiting the generality of the foregoing, (i) neither the Purchaser nor Merrill is assuming any obligation to contribute to, or has any obligation or liability for any withdrawal liability arising in connection with, any Multiemployer Plan attributable to participation therein by current or former employees of the Affiliated Companies as a result of this Agreement and the transactions contemplated hereby or otherwise, and (ii) except as provided in Section 4.12(f), with respect to each current or former employee of the Affiliated Companies, including a Transferred Employee, and each other individual who is a "qualified beneficiary" with respect to such current or former employee in connection with any "group health plan" (as such terms are defined in Section 4980B of the Code) maintained by any of the Affiliated Companies or any Affiliated Organization, as between the Purchaser and Merrill, on the one hand, and the Affiliated Companies, on the other hand, the Affiliated Companies are responsible for providing group health plan continuation coverage in accordance with Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (without regard to whether the Purchaser or Merrill is ultimately determined to be responsible to provide such coverage to any such current or former employee) and will indemnify, defend and hold harmless the Purchaser, Merrill, and their affiliates from and against any liability, expense, cost, tax or obligation of any nature with respect to such current or former employee or other individual arising in connection with group health plan coverage required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA. The Shareholders will, or will cause the Affiliated Companies to, promptly provide the Purchaser with any communications to and from any qualified beneficiary or to or from any insurance company or third-party administrator or other person as the Purchaser, in its sole discretion, determines to be reasonably necessary to determine the Affiliated Companies' compliance with clause (ii) of the preceding sentence but the Purchaser has no duty to make such determination and its failure to do so will in no way diminish, alter or impair the Affiliated Companies' obligations pursuant to such clause (ii).

          (f) The Purchaser is responsible for providing group health plan continuation coverage in accordance with Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA to each individual who immediately prior to the Closing Date, was either (i) eligible for such coverage through a group medical or dental plan of the Affiliated Companies with respect to which benefits were implemented pursuant to an Assumed Contract referenced in Section 4.12(b)(v) or (ii) employed by the Affiliated Companies in Washington, D.C. or Maryland and who becomes eligible for such continuation coverage as a result of a termination of employment in connection with the transactions contemplated by this Agreement. The Purchaser will indemnify, defend and hold harmless the Affiliated Companies from and against any liability, expense, cost, tax or obligation of any nature resulting from the Purchaser's breach of its obligation pursuant to this Section 4.12(f). The Purchaser will promptly provide Corporate with any communications to and from any qualified beneficiary or to or from any insurance company or third-party administrator or other person as Corporate, in its sole discretion, determines to be reasonably necessary to determine the Purchaser's compliance with this Section 4.12(f) but Corporate has no duty to make such determination and its failure to do so will in no way diminish, alter or impair the Purchaser's obligation pursuant to this Section 4.12(f).

          (g) Promptly after the Closing Date, the Affiliated Companies will take or cause to be taken all actions necessary or advisable to effect the termination of any qualified cash or deferred arrangement maintained by the Affiliated Companies pursuant to Section 401(k) of the Code so as to permit distributions therefrom to participants, including Transferred Employees, in accordance with Section 401(k)(10)(A)(i) of the Code and regulations thereunder. Merrill will permit distributions from any such terminated arrangement to a Transferred Employee to be rolled over into Merrill's 401(k) plan if the Affiliated Companies provide Merrill with a determination letter from the Internal Revenue Service or an opinion of counsel for the Affiliated Companies in form satisfactory to Merrill, obtained in either case at the Affiliated Companies' expense, indicating that the termination did not adversely affect the qualified status of the arrangement.

          (h) If the party with whom any of the Affiliated Companies has contracted in the case of any of the Assumed Contracts referenced in
     Section 4.12(f) does not consent to the assignment of the contract to the Purchaser by way of a written instrument, in form acceptable to the Purchaser and binding on such party, delivered to the Purchaser not later than 60 days after the Closing Date, notwithstanding any other provision of this Agreement or the Liabilities Undertaking to the contrary, the attempted assignment of such contract is void, such contract will not be an Assumed Contract and the provisions of this Section 4.12 will be applied to any individual covered under such contract immediately prior to the Closing Date without regard to the first clause of Section 4.12(b)(i) (I.E., "subject to clause (v),"), any of Section 4.12(b)(v), the first clause of Section 4.12(e)(ii) (I.E., "except as provided in Section 4.12(f),") and any of
     Section 4.12(f).

     4.13 DIRECTORS AND SHAREHOLDERS AUTHORIZATION; CHANGE OF CORPORATE NAME.

          (a) On or prior to the Closing, the Affiliated Companies will deliver to the Purchaser a copy of the resolutions of the Board of Directors and all required resolutions or consents of the shareholders of the Affiliated Companies, approving the execution and delivery of this Agreement and the consummation of all of the transactions contemplated hereby, duly certified by an officer of Affiliated Companies.

          (b) On or before the Closing, the Affiliated Companies will deliver to the Purchaser a duly executed and acknowledged certificates of amendment to the Affiliated Companies' (located in the United States) articles of organization or other appropriate document which is required to change such Affiliated Companies' corporate name so as to make such Affiliated Companies' present names available to the Purchaser. The Purchaser is hereby authorized to file such certificates or other document in order to effectuate such change of name at or reasonably promptly after the Closing as the Purchaser will elect, and to promptly notify the Representative thereof in writing.

     4.14 ADDITIONAL POST-CLOSING OBLIGATIONS OF AFFILIATED COMPANIES AND THE SHAREHOLDERS. Effective as of the Closing, the Affiliated Companies appoints the Purchaser its successor and assigns, the true and lawful attorney or attorneys of the Affiliated Companies, with full power of substitution, in the name of the Affiliated Companies but on behalf and for the benefit of and at the expense of the Purchaser: (i) as provided in Section 1.3(d), to collect in the name of the Affiliated Companies for the account of the Purchaser all receivables and other items to be sold and transferred to the Purchaser as provided herein; (ii) as provided in Section 1.3(d), to institute and prosecute, in the name of the Affiliated Companies or otherwise, all proceedings which the Purchaser may deem necessary or desirable in order to collect, assert or enforce any claim, right or title of any kind in or to the Affiliated Companies' Assets; (iii) to defend and compromise any and all actions, suits or proceedings in respect of the Affiliated Companies' Assets to the extent liability therefor has been assumed by the Purchaser hereunder; and (iv) to do all such acts and things in relation to the foregoing as is reasonably necessary to exercise such powers, as the Purchaser may deem advisable. The foregoing power is coupled with an interest and will be irrevocable by the Affiliated Companies or by its dissolution in any manner or for any reason. Subject to Section 1.3(d), the Purchaser will retain for its own account any amounts collected pursuant to the foregoing power, including any sums payable as interest in respect thereof, and the Affiliated Companies will pay to the Purchaser, when received, any amounts which will be received by the Affiliated Companies in respect of any receivables or other assets or properties related to the Affiliated Companies' Assets. The Purchaser will pay to the Affiliated Companies, when received, any amounts which will be received by the Purchaser in respect of any receivables or other assets or properties of the Affiliated Companies (other than those related to the Assets).

     4.15 GUARANTEE BY MERRILL. Merrill hereby absolutely, unconditionally and irrevocably guarantees to the Affiliated Companies and Shareholders the prompt and full payment and other performance of all of the obligations of the Purchaser under this Agreement, the Liabilities Undertaking, the Escrow Agreement, the Non-Competition Agreement and the Employment Agreement (the "TRANSACTION DOCUMENTS") when each of such obligations is due or to be performed. The agreements and other obligations of Merrill guaranteed hereunder (i) shall be absolute, unconditional and irrevocable, irrespective (by way of example only) of the validity, legality or enforceability of this Agreement or any other Transaction Document, and (ii) shall be continuing and remain in full force and effect until the indefeasible payment in full and other full performance of all of the obligations of the Purchaser and the full payment and other performance of Merrill's other obligations contained in this Agreement or any other Transaction Document.

                                    ARTICLE 5

                             [INTENTIONALLY OMITTED]


                                    ARTICLE 6
                             [INTENTIONALLY OMITTED]


                                    ARTICLE 7
                             [INTENTIONALLY OMITTED]


                                    ARTICLE 8
                          SURVIVAL AND INDEMNIFICATION

     8.1 SURVIVAL. All representations and warranties of the parties contained in this Agreement will survive the Closing Date for a period of 18 months, except that: (i) the representations and warranties set forth in Sections 2.4, 2.10(a) and (b) and 3.2 shall survive without limitation as to time; (ii) the representations and warranties set forth in Section 2.16 and, to the extent the representations and warranties in Section 2.7 relate to liabilities for Taxes, shall survive until the expiration of the applicable statute of limitations plus two months, but in no event longer than ten years after the Closing Date; and (iii) the representations and warranties contained in Section 2.22 shall survive until the expiration of the applicable statute of limitations plus two months. The covenants and agreements contained herein and in the exhibits hereto will survive the Closing without limitation as to time unless the covenant or agreement specifies the term, in which case such covenant or agreement will survive until the expiration of such specified term and will thereupon expire. The respective expiration dates for the survival of the representations and warranties and the covenants shall be referred to herein as the relevant "Expiration Date." The right to indemnification or any other remedy based on representations, warranties, covenants and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and obligations.

     8.2 INDEMNIFICATION BY MERRILL AND THE PURCHASER. Merrill and the Purchaser, jointly and severally, agree to indemnify, defend and hold the Affiliated Companies and the Shareholders harmless from and against:

          (a) any and all loss, liability or damage suffered or incurred by it arising out of or resulting from (i) any untrue representation of, or breach of warranty by, Merrill or the Purchaser in any part of this Agreement or any exhibit hereto, notice of which is given to Merrill prior to the relevant Expiration Date; (ii) any nonfulfillment of any covenant, agreement or undertaking of Merrill or the Purchaser in any part of this Agreement, notice of which is given to Merrill prior to the relevant Expiration Date; (iii) any failure to pay and perform Assumed Liabilities; or (iv) operation of the Assets or the business associated with the Assets after the Closing Date (which expressly does not include any such loss, liability or damage relating to or arising out of the CPC Press Business or the CPC Shipping Business); and

          (b) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing the indemnification rights of Affiliated Companies or the Shareholders pursuant to this Section 8.2.

     8.3 INDEMNIFICATION BY AFFILIATED COMPANIES AND THE SHAREHOLDERS. The Affiliated Companies, jointly and severally, and each Shareholder, on a several basis in accordance with the Indemnification Percentages, agree to indemnify, defend and hold the Purchaser and Merrill and their respective agents, representatives, employees, officers, directors, shareholders, controlling persons and affiliates harmless from and against:

          (a) any and all loss, liability or damage suffered or incurred by the Purchaser or Merrill, whether or not involving a third-party claim, arising out of or resulting from (i) any untrue representation of, or breach of warranty by the Affiliated Companies or any Shareholder in any part of this Agreement or any exhibit hereto, notice of which is given to the Representative (as hereinafter defined) prior to the relevant Expiration Date; (ii) any nonfulfillment of any covenant, agreement or undertaking of the Affiliated Companies or any Shareholder in any part of this Agreement or the Non-Competition Agreement (as to which this indemnification shall be borne entirely by Shifrin), notice of which is given to the Representative (as hereinafter defined) prior to the relevant Expiration Date; or (iii) the failure of the Affiliated Companies to (A) comply with the requirements of the Uniform Commercial Code concerning bulk transfers, as in effect in the various states in which the Affiliated Companies has assets, including, without limitation, the requirement of notice to creditors, except that any liability arising out of the Purchaser's failure to pay and perform the Assumed Liabilities will not give rise to any liability of the Affiliated Companies or any Shareholder pursuant hereto or (B) obtain any clearance certificate or similar document required by any taxing Authority in order to relieve the Purchaser of any obligation to withhold any portion of the Purchase Price or in order to avoid any successor liability for Taxes; or
     (iv) any Retained Liabilities.

          (b) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing the indemnification rights of the Purchaser and Merrill pursuant to this Section 8.3.

     8.4 BASKET AMOUNT. Notwithstanding anything in Section 8.3 to the contrary, neither Merrill nor the Purchaser shall be entitled to any indemnification under Section 8.3 if the aggregate amount of all claims thereunder is less than $200,000; provided, however, if the aggregate amount of all claims equals or exceeds such amount, then Merrill and the Purchaser shall be entitled to full indemnification of all claims under Section 8.3 in excess of $100,000. The parties hereto do not intend that such exception amount be deemed to be a definition of what is "material" for any purpose in this Agreement.

     8.5 RIGHT OF SET-OFF. Upon notice to the Affiliated Companies and the Shareholders specifying in reasonable detail the basis therefor, the Purchaser may set off any amount to which it may be entitled under this Article 8 against amounts otherwise payable as a Participation Payment. The exercise of such right of set-off by Purchaser will not constitute a breach under the Purchaser's obligations pursuant to Section 1.3(c) hereof. In the event that the Affiliated Companies or the Shareholders do not agree with the appropriateness of such set-off, they may attempt to resolve the dispute pursuant to Section 9.12(c) and (d) below. Neither the exercise of, nor the failure to exercise, such right of set-off will constitute an election of remedies nor limit Merrill or the Purchaser in any manner in the enforcement of any other remedies that may be available to it. Any set-off pursuant hereto will be applied proportionately among the Shareholders to which any Participation Payment might otherwise be payable. In the event that Merrill or the Purchaser chooses to exercise its right of set-off to satisfy a claim, and the amount of such claim at the time it is made is less than or equal to the amount then held by the Escrow Agent under the Escrow Agreement as to which there are not then outstanding claims made by Merrill or the Purchaser, the Purchaser or Merrill will make such claim against the funds held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

     8.6 CLAIMS FOR INDEMNIFICATION. Whenever any claim arises for indemnification under this Agreement, the party seeking indemnification (the "INDEMNIFIED PARTY") will promptly notify the party from whom indemnification is sought (the "INDEMNIFYING PARTY") of the claim and, when known, all of the facts constituting the basis for such claim. The failure so to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party except to the extent the Indemnifying Party demonstrates that the defense of such action is prejudiced thereby. In the case of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings of a third party (a "PROCEEDING"), the Indemnifying Party will be entitled to participate in such legal proceedings and, to the extent that it will wish (unless (i) the Indemnifying Party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Proceeding and provide indemnification with respect thereto), to control the defense thereof with counsel reasonably satisfactory to the Indemnified Party and, after notice from Indemnifying Party to the Indemnified Party of its election so to control the defense thereof, the Indemnifying Party will not be liable to such the Indemnified Party under this Article for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation. If an Indemnifying Party controls the defense of such a Proceeding, (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party's consent unless (1) there is no finding or admission of any violation of Law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Party and (2) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) the Indemnifying Party will have no liability with respect to any compromise or settlement thereof effected without its consent.
If notice is given to an Indemnifying Party of the commencement of any Proceeding and it does not, within ten (10) days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense thereof, the Indemnifying Party will be bound by any determination made in such action or any compromise or settlement thereof effected by the Indemnified Party. Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages, such Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement thereof effected without its consent (which will not be unreasonably withheld).

                                    ARTICLE 9
                            MISCELLANEOUS PROVISIONS

     9.1 EXPENSES. Except as otherwise provided herein, the Purchaser and the Shareholders (in the case of the Affiliated Companies) will each bear their own costs and expenses relating to the transactions contemplated hereby, including without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for the services used, hired or connected with the transactions contemplated hereby, except that the Affiliated Companies will be permitted to pay the reasonable fees of legal counsel and accountants (not to exceed $150,000 incurred by the Affiliated Companies related to the transactions contemplated by this Agreement. The Purchaser and the Shareholders (in the case of the Affiliated Companies) will each pay any commission or finder's fee or similar amount incurred by them by agreement or otherwise for retaining or consulting any broker, finder or investment banker in connection with the transactions contemplated by this Agreement.

     9.2  [INTENTIONALLY OMITTED]

     9.3 AMENDMENT AND MODIFICATION. Subject to applicable Law, this Agreemen may be amended or modified by the parties hereto at any time prior to the Closing with respect to any of the terms contained herein; PROVIDED, HOWEVER, that all such amendments and modifications must be in writing duly executed by all of the parties hereto.

     9.4 WAIVER OF COMPLIANCE; CONSENTS. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent will be given in writing in the same manner as for waivers of compliance.

     9.5 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement will entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind; provided however, that First Trust National Association, as the Escrow Agent pursuant to the Escrow Agreement to be entered into pursuant to Section 1.3(b)(ii) of this Agreement, shall be entitled to rely upon Section
9.14 solely for purposes of the Escrow Agreement.

     9.6 NOTICES. All notices, requests, demands and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgement, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (iii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment:

          If to the Affiliated Companies or the Shareholders:

               To:  George Shifrin, Representative
                    c/o Printcom, Inc.
                    225 Varick Street, 8th Floor
                    New York, NY 10014

               With copies to:

                    Kramer, Levin, Naftalis, Nessen,
                         Kamin & Frankel
                    919 Third Avenue
                    New York, NY  10022
                    Attn:  Richard Marlin, Esq.
                    Fax: (212) 715-8000

                    and

                    George Shifrin
                    0450 Owl Creek Ranch Road
                    Aspen, CO  81612
                    (970) 923-5527

or to such other person or address as the Representative will furnish to the other parties hereto in writing in accordance with this subsection.

          If to Merrill or the Purchaser:

               To:  Merrill Corporation
                    One Merrill Circle
                    St. Paul, MN  55108
                    Attn:  Steven J. Machov
                    Fax:  (612) 649-1348

               With a copy to:

                    Oppenheimer Wolff & Donnelly
                    45 South Seventh Street
                    Plaza VI, Suite 3400
                    Minneapolis, MN 55402
                    Attn:  Bruce A. Machmeier, Esq.
                    Fax:  (612) 344-9376

or to such other person or address as Purchaser will furnish to the other parties hereto in writing in accordance with this subsection.

     9.7 ASSIGNMENT. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties, PROVIDED, HOWEVER, that (a) the Purchaser may assign its rights (but not its obligations) under this Agreement, in whole or in any part, and from time to time, to a wholly owned, direct or indirect, subsidiary of the Purchaser and such assignment shall not discharge or otherwise affect Merrill's guaranty pursuant to Section 4.15 hereof; and (b) in connection with the redemption of stock in or liquidation of the Affiliated Companies, the Affiliated Companies may assign to the Shareholders their respective distributive shares of (i) rights to receive Participation Payments, and (ii) other rights arising under this Agreement.

     9.8 GOVERNING LAW; JURISDICTION. This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the internal substantive laws of the State of New York (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

     9.9 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     9.10 HEADINGS. The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience only and will not constitute a part hereof.

     9.11 ENTIRE AGREEMENT. This Agreement, the Disclosure Schedule and the exhibits and other writings referred to in this Agreement or in the Disclosure Schedule or any such exhibit or other writing are part of this Agreement, together they embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as "this AGREEMENT" or the "AGREEMENT". There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement. Provisions of this Agreement will be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement; PROVIDED, HOWEVER, that if any such provision will become invalid or unenforceable under applicable Law such provision will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

     9.12  INJUNCTIVE RELIEF.

          (a) It is expressly agreed among the parties hereto that (i) monetary damages would be inadequate to compensate Merrill or the Purchaser for any breach by the Affiliated Companies or the Shareholders of the covenants and agreements in Sections 4.2 and 4.4 hereof; and (ii) that monetary damages would be inadequate to compensate Affiliated Companies or the Shareholders for any breach by Merrill or the Purchaser of the covenants and agreements of Merrill and Purchaser in Section 4.4 hereof. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to Merrill and the Purchaser or the Affiliated Companies and Shareholders, as the case may be, and that, in addition to any other remedies which may be available, Merrill and the Purchaser or the Affiliated Companies and Shareholders, as the case may be, will be entitled to injunctive relief against the threatened breach of Sections 4.2 and 4.4 hereof or the continuation of any such breach, as the case may be, without the necessity or proving actual damages and may seek to specifically enforce the terms thereof.

          (b) Notwithstanding anything contained in this Agreement to the contrary, the Affiliated Companies and the Shareholders, on the one hand, and Merrill and the Purchaser, on the other hand, will only have the right to make a claim against the other for damages (other than a claim for sums owing pursuant to Sections 9.1 or 9.2 hereof, a claim by Merrill or the Purchaser against the Affiliated Companies or the Shareholders for any breach by the Affiliated Companies or the Shareholders of Section 4.2 hereof, or an indemnification claim pursuant to Article 8 hereof) if the non-claiming party has willfully and materially breached any of its representations, covenants or agreements set forth in this Agreement. For purposes of this provision, a party will be deemed to have willfully breached any of its representations, covenants or agreements set forth in this Agreement if such party has intentionally and knowingly taken, or intentionally and knowingly failed to take, any action which causes a breach of any of its covenants or agreements set forth in this Agreement. The remedies and rights of the parties hereto will be cumulative. No party hereto will be entitled to rescind this Agreement after the Closing.

          (c) The parties agree that any dispute arising out of or relating to this Agreement or the formation, breach, termination or validity thereof, except for injunctive relief contemplated by paragraph (a) of this Section
     9.12 (a "DISPUTE") will be resolved as follows. If the Dispute cannot be settled through direct discussions, the parties will first try to settle the Dispute in an amicable manner by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration. Any Dispute that has not been resolved within 60 days of the initiation of the mediation procedure (the "MEDIATION DEADLINE") will be settled by binding arbitration by a panel of three (3) arbitrators, selected in accordance with subsection (d) below, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AMERICAN ARBITRATION RULES"). In the event that the Purchaser or Merrill seek mediation or arbitration of a Dispute, the proceeding will be located in New York, New York. In the event that any of the Affiliated Companies or any of the Shareholders seek mediation or arbitration of a Dispute, the proceeding will be located in Minneapolis, Minnesota. The arbitrators are not empowered to award damages in excess of compensatory damages and

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

     each party hereby irrevocably waives any damages in excess of compensatory damages. Judgment upon any arbitration award may be entered in any court having jurisdiction thereof and the parties consent to the jurisdiction of the courts of the State in which the arbitration occurred for this purpose. The parties agree that service of process and of any notices required in connection with any arbitration hereunder or any related court proceedings may be given in the manner provided for the giving of notices under this Agreement as set forth in Section 9.6.

          (d) Within twenty (20) days of the Mediation Deadline, Merrill and the Purchaser will collectively nominate one arbitrator and the Representative will nominate one arbitrator. Within thirty (30) days of the nomination and appointment of the two arbitrators, the two arbitrators shall select a third arbitrator, and if they fail to do so, a neutral arbitrator shall be chosen in accordance with the American Arbitration Rules.

     9.13   CERTAIN DEFINITIONS.  For purposes of this Agreement, the term:

          (a) "KNOWLEDGE" or "BEST KNOWLEDGE" of (i) an entity means knowledge actually possessed by any director or officer of the entity; and (ii) an individual means knowledge actually possessed by such individual; and

          (b) "MATERIAL ADVERSE EFFECT" means any event, change or occurrence which has or could reasonably be expected to have a material negative impact on the condition (financial or otherwise), businesses, results of operations, prospects of the Affiliated Companies taken as a whole or Merrill and its subsidiaries, taken as a whole, as the case may be, or the ability of the Affiliated Companies or Merrill, as the case may be, to consummate the transactions contemplated hereby.

     9.14   SHAREHOLDER'S REPRESENTATIVE.

          (a) In order to efficiently administer (i) the waiver of any condition to the obligations of the Affiliated Companies and the Shareholders to consummate the transactions contemplated hereby, (ii) the defense and/or settlement of any claims for which the Affiliated Companies or the Shareholders may be required to indemnify the Purchaser or Merrill pursuant to Article 8 hereof, (iii) all of the Affiliated Companies and Shareholders' rights and obligations under the Escrow Agreement, and (iv) the exercise by the Affiliated Companies of their right to receive a Participation Payment pursuant to Section 1.3(c) hereof, each of the Affiliated Companies and each Shareholder hereby irrevocably appoints and designates Shifrin as his or its representative and attorney-in-fact (the "Representative").

          (b) The Affiliated Companies and the Shareholders hereby authorize the Representative (i) to take all action necessary in connection with (aa) the waiver of any condition to the obligations of any Affiliated Company or any Shareholder to consummate the transactions contemplated hereby, (bb) the defense and/or settlement of any claims for which any Affiliated Company or Shareholder may be required to indemnify the Purchaser or Merrill pursuant to Article 8 hereof, (cc) the exercise and performance of the Affiliated Companies and Shareholders' rights and obligations under the Escrow Agreement, or (dd) the exercise by the Affiliated Companies of their right to receive a Participation Payment pursuant to Section 1.3(c) hereof,
     (ii) to give and receive all notices required or permitted under this Agreement, and (iii) to take any

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

     and all additional action as is contemplated to be taken by or on behalf of the Shareholders by the terms of this Agreement.

          (c) In the event that the Representative dies, becomes unable to perform his responsibilities hereunder or resigns from such position, a majority of the Shareholders will select another representative to fill each such vacancy and such substituted representative will be irrevocably appointed and designated the Representative for all purposes of this Agreement.

          (d) All decisions and actions by the Representative, including, without limitation, (i) any agreement between the Representative and the Purchaser or Merrill relating to the waiver of any condition to the obligations of any Affiliated Company or Shareholder to consummate the transaction contemplated hereby, (ii) the defense or settlement of any claims for which the Affiliated Companies or the Shareholders may be required to indemnify the Purchaser or Merrill pursuant to Article 8 hereof, (iii) the exercise and performance of the Affiliated Companies and Shareholders' rights and obligations under the Escrow Agreement, or (iv) the exercise by the Affiliated Companies of their right to receive a Participation Payment pursuant to Section 1.3(c) hereof, will be binding upon all of the Affiliated Companies and all of the Shareholders, and no Affiliated Company or Shareholder will have the right to object, dissent, protest or otherwise contest the same.

          (e) By their execution of this Agreement, each of the Affiliated Companies and Shareholders agree that:

               (i) the Purchaser or Merrill will be able to rely conclusively on the instructions and decisions of the Representative as to (aa) the exercise by the Affiliated Companies of their right to receive a Participation Payment pursuant to Section 1.3(c) hereof,
          (bb) the settlement of Merrill pursuant to Article 8 hereof, (cc) the exercise and performance of the Affiliated Companies and Shareholders' rights and obligations under the Escrow Agreement or (dd) any other actions required to be taken by the Representative hereunder, and no party hereunder will have any cause of action against any the Purchaser or Merrill for any action taken by the Purchaser or Merrill in reliance upon the instructions or decisions of the Representative;

               (ii) all actions, decisions and instructions of the Representative will be conclusive and binding upon all of the Affiliated Companies and all of the Shareholders, and no party hereto will have any cause of action against the Representative, in his capacity as a Representative, for any action taken, decision made or instruction given by the Representative under this Agreement, except for fraud or willful misconduct by the Representative;

               (iii) the provisions of this Section 9.14 are independent and severable, are irrevocable and coupled with an interest and will be enforceable notwithstanding any rights or remedies that any Affiliated Company or any Shareholder may have in connection with the transactions contemplated by this Agreement; and

               (iv) the provisions of this Section 9.14 will be binding upon the executors, heirs, legal representatives and successors of each Affiliated Company and each Shareholder, and any references in this Agreement to an Affiliated Company or

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

          Shareholder will mean and include the successors to the rights of the Affiliated Companies and Shareholders hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MERRILL                                 AFFILIATED COMPANIES

MERRILL CORPORATION                THE CORPORATE PRINTING
                                       COMPANY, INC.

                                       CPC COMMUNICATIONS, INC.
By:  /s/ Kay Barber
     -------------------------
     Its: Vice President,              CPC REPROGRAPHICS, INC.
          Chief Financial Officer
          and Treasurer
          --------------------
                                       THE CORPORATE PRINTING COMPANY
                                       INTERNATIONAL, LTD.
PURCHASER

MERRILL/NEW YORK COMPANY           CPC MANAGEMENT SERVICES, INC.

                                       CP INTERNATIONAL HOLDINGS, INC.
By:  /s/ Kay Barber
     -------------------------
     Its: Treasurer                    THE CORPORATE PRINTING COMPANY
          --------------------         INTERNATIONAL PTE LTD.

SHAREHOLDERS                           By:   /s/ Harold A. Cooney
                                            ------------------------------------
                                            An authorized officer

/s/ George Shifrin
- ------------------------------
George Shifrin                     THE CORPORATE PRINTING COMPANY
                                   INTERNATIONAL SNC

                                       By The Corporate Printing Company
                                       International, Ltd., a general partner
/s/ John Doherty
- ------------------------------
John Doherty                             By:  /s/ Harold A. Cooney
                                              ----------------------------------
                                              Its:   President
                                                   -----------------------------

                                       By The Corporate Printing Company, Inc.,
/s/ Joel E. Glick                       a general partner
- ------------------------------
Joel E. Glick
                                          By: /s/ Harold A. Cooney
                                              ----------------------------------
                                              Its:   President
                                                   -----------------------------

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

/s/ Harold A. Cooney
- ------------------------------
Harold A. Cooney


                                        OAKLAND COMPOSITION LIMITED
                                        PARTNERSHIP

                                        By The Corporate Printing Company, Inc.,
                                         its general partner


                                        By:  /s/ Harold A. Cooney
                                             -----------------------------------
                                             Its:   President
                                                  ------------------------------


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